Exhibit 1

                      AGREEMENT AND PLAN

                           OF MERGER

                         BY AND AMONG

                  GENERAL SIGNAL CORPORATION,

            GENERAL SIGNAL ACQUISITION CORPORATION

                              AND

                    DATA SWITCH CORPORATION

                    DATED AS OF MAY 8, 1995


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                             TABLE OF CONTENTS

                                                                       Page

                                 ARTICLE I

                                THE MERGER

Section 1.01.     The Merger ........................................     2
Section 1.02.     Effective Time ....................................     2
Section 1.03.     Certificate of Incorporation and
                     By-Laws of Surviving Corporation ...............     2
Section 1.04.     Directors and Officers of Surviving
                     Corporation ....................................     2
Section 1.05.     Stockholders' Meeting .............................     3
Section 1.06.     Filing of Certificate of Merger ...................     3
Section 1.07.     Further Assurances ................................     3

                                ARTICLE II

                           CONVERSION OF SHARES

Section 2.01.     Shares ............................................     3
Section 2.02.     Newco Common Stock ................................     5
Section 2.03.     Exchange of Shares ................................     5
Section 2.04.     Effect on Company Options .........................     6
Section 2.05.     Fractional Shares .................................     7
Section 2.06.     No Appraisal Rights ...............................     7

                                ARTICLE III

            REPRESENTATIONS AND WARRANTIES OF PARENT AND NEWCO

Section 3.01.     Organization ......................................     7
Section 3.02.     Capitalization ....................................     8
Section 3.03.     Authority Relative to This Agree-
                     ment ...........................................     8
Section 3.04.     No Violations, Etc. ...............................     9
Section 3.05.     Registration Statement; Proxy State-
                     ment ...........................................    10
Section 3.06.     SEC Filings .......................................    11
Section 3.07.     Financial Statements ..............................    12
Section 3.08.     Absence of Material Adverse Change ................    12
Section 3.09.     Litigation ........................................    12
Section 3.10.     Compliance with Law ...............................    13
Section 3.11.     Disclosure ........................................    13
Section 3.12      Finders or Brokers.................................    13
Section 3.13      Accounting Matters.................................    13


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                                                                       Page

                                ARTICLE IV

               REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Section 4.01.     Organization and Qualification ....................    13
Section 4.02.     Authority Relative to This Agree-
                     ment ...........................................    14
Section 4.03.     No Violations, Etc. ...............................    15
Section 4.04.     Board Recommendation ..............................    16
Section 4.05.     Accounting Matters ................................    16
Section 4.06.     State Antitakeover Statutes .......................    16
Section 4.07.     Fairness Opinion ..................................    16
Section 4.08.     Rights Agreement ..................................    16
Section 4.09.     Affiliates ........................................    17
Section 4.10.     Stockholder Letter Agreement ......................    17
Section 4.11.     Registration Statement; Proxy State-
                     ment ...........................................    17
Section 4.12.     Finders or Brokers ................................    18
Section 4.13.     SEC Filings .......................................    18
Section 4.14.     Financial Statements ..............................    19
Section 4.15.     Absence of Undisclosed Liabilities ................    19
Section 4.16.     Absence of Changes or Events ......................    19
Section 4.17.     Capitalization ....................................    21
Section 4.18.     Capital Stock of Subsidiaries .....................    22
Section 4.19.     Litigation ........................................    22
Section 4.20.     Insurance .........................................    22
Section 4.21.     Title to and Condition of
                     Properties .....................................    23
Section 4.22.     Leases; Contracts .................................    23
Section 4.23.     Contracts and Commitments .........................    24
Section 4.24.     Labor Matters .....................................    25
Section 4.25.     Compliance with Law ...............................    26
Section 4.26.     Employment and Labor Contracts ....................    26
Section 4.27.     Intellectual Property Rights ......................    26
Section 4.28.     Taxes .............................................    27
Section 4.29.     Employee Benefit Plans; ERISA .....................    29
Section 4.30.     Environmental Matters .............................    33
Section 4.31.     Directors, Officers and Compensation
                     of Employees ...................................    37
Section 4.32.     Disclosure ........................................    37

                                 ARTICLE V

                                 COVENANTS

Section 5.01.     Conduct of Business of the Company ................    38
Section 5.02.     No Solicitation ...................................    41
Section 5.03.     Access to Information .............................    42


                                   -ii-


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                                                                       Page

Section 5.04.     Registration Statement and Proxy
                     Statement ......................................    43
Section 5.05.     Commercially Reasonable Efforts;
                     Other Actions ..................................    44
Section 5.06.     Public Announcements ..............................    44
Section 5.07.     Notification of Certain Matters ...................    45
Section 5.08.     Indemnification ...................................    45
Section 5.09.     Expenses ..........................................    46
Section 5.10.     Affiliates ........................................    46
Section 5.11.     Stock Exchange Listings ...........................    46
Section 5.12.     Company and Subsidiary Actions ....................    46
Section 5.13.     Environmental Matters .............................    47
Section 5.14.     Resignation of Directors ..........................    47
Section 5.15.     Stock Purchase Plan ...............................    47
Section 5.16.     Company Rights Agreement ..........................    47

                                ARTICLE VI

                       CONDITIONS TO THE OBLIGATIONS
                     OF PARENT, NEWCO AND THE COMPANY

Section 6.01.     Registration Statement ............................    48
Section 6.02.     Stockholder Approval ..............................    48
Section 6.03.     Listings ..........................................    48

                                ARTICLE VII

             CONDITIONS TO THE OBLIGATIONS OF PARENT AND NEWCO

Section 7.01.     Representations and Warranties True ...............    48
Section 7.02.     Performance .......................................    49
Section 7.03.     Certificates ......................................    49
Section 7.04.     Certain Proceedings ...............................    49
Section 7.05.     Consents and Approvals ............................    49
Section 7.06.     Material Adverse Change ...........................    49
Section 7.07.     Opinion of Counsel ................................    50
Section 7.08.     Tax Matters .......................................    50
Section 7.09.     Environmental Matters .............................    50
Section 7.10.     Average Market Value ..............................    50
Section 7.11.     Other Matters .....................................    50

                               ARTICLE VIII

               CONDITIONS TO THE OBLIGATIONS OF THE COMPANY

Section 8.01.     Representations and Warranties True ...............    51
Section 8.02.     Performance .......................................    51
Section 8.03.     Certificates ......................................    51


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                                                                       Page

Section 8.04.     Certain Proceedings ...............................    52
Section 8.05.     Opinion of Counsel ................................    52

                                ARTICLE IX

                                  CLOSING

Section 9.01.     Time and Place ....................................    52
Section 9.02.     Filings at the Closing ............................    52

                                 ARTICLE X

                        TERMINATION AND ABANDONMENT

Section 10.01.    Termination .......................................    52
Section 10.02.    Termination by Parent .............................    53
Section 10.03.    Termination by the Company ........................    54
Section 10.04.    Procedure for Termination .........................    54
Section 10.05.    Effect of Termination and Abandon-
                     ment ...........................................    54

                                ARTICLE XI

                                DEFINITIONS

Section 11.01.    Terms Defined in This Agreement ...................    56

                                ARTICLE XII

                              MISCELLANEOUS

Section 12.01.    Amendment and Modification ........................    57
Section 12.02.    Waiver of Compliance; Consents ....................    57
Section 12.03.    Survivability; Investigations .....................    58
Section 12.04.    Notices ...........................................    58
Section 12.05.    Assignment ........................................    59
Section 12.06.    Governing Law .....................................    60
Section 12.07.    Counterparts ......................................    60
Section 12.08.    Severability ......................................    60
Section 12.09.    Interpretation ....................................    60
Section 12.10.    Entire Agreement ..................................    61

Signatures ..........................................................   S-1

EXHIBITS

      Exhibit A      Amendment No. 1 to Rights Agreement
      Exhibit B      Form of Affiliate Letter
      Exhibit C      Form of Stockholder Letter
                        Agreement
      Exhibit D-1    Form of Opinion of Parker Duryee
                        Rosoff & Haft
      Exhibit D-2    Form of Opinion of Shawn A. Smith,
                        Esq.
      Exhibit D-3    Form of Opinion of D. David Cohen,
                        Esq.
      Exhibit E      Form of Tax Opinion of Cahill
                        Gordon & Reindel
      Exhibit F      Form of Opinion of Cahill Gordon &
                        Reindel
      Exhibit G      Form of Company Officer's
                        Certificate

                       AGREEMENT AND PLAN OF MERGER


            AGREEMENT AND PLAN OF MERGER, dated as of May 8, 1995 (the "Agreement"), by and among General Signal Corporation, a
New York corporation ("Parent"), General Signal Acquisition Corporation, a Delaware corporation ("Newco"), which is a direct wholly owned Subsidiary of Parent, and Data Switch Cor-poration, a Delaware corporation (the "Company"). Newco and the Company are hereinafter sometimes collectively referred to as the "Constituent Corporations."

                                 RECITALS

            WHEREAS, Newco desires to merge with the Company and the Company desires to merge with Newco, all upon the terms and subject to the conditions of this Agreement;

            WHEREAS, Parent and the Company desire that the merger of Newco and the Company and the other transactions con-templated by this Agreement result in a strategic alliance of the products, markets, people, business and assets of the Com-pany with products, markets, people, business, assets and capi-tal strengths of Parent and believe that the combined opportu-nities and prospects, in which their respective stockholders will participate, will be greater than the opportunities and prospects of the Company and the Parent separately;

            WHEREAS, it is intended that the merger of Newco and the Company be recorded for accounting purposes as a pooling of interests, and for Federal income tax purposes as a tax-free reorganization described in Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code") in which the shareholders of the Company will receive voting shares of Par-ent in exchange for their voting shares of the Company and thereby continue to participate in the equity and appreciation of the combined enterprise; and

            WHEREAS, Parent, Newco and the Company desire to make certain representations, warranties, covenants and agreements in connection with the merger of Newco and the Company.

            NOW, THEREFORE, in consideration of the premises and the mutual representations, warranties, covenants, agreements and conditions contained herein, the parties hereto agree as follows:


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                                    -2-


                                 ARTICLE I

                                THE MERGER

            Section 1.01 The Merger. (a) In accordance with the provisions of this Agreement and the General Corporation Law of the State of Delaware (the "Delaware Act"), at the Effective Time (as hereinafter defined), Newco shall be merged (the "Merger") with and into the Company, and the Company shall be the surviving corporation (hereinafter sometimes called the "Surviving Corporation") and shall continue its corporate exis-tence under the laws of the State of Delaware. At the election of Parent, any direct wholly owned subsidiary of Parent incor-porated under the laws of the State of Delaware may be substi-tuted for Newco as a Constituent Corporation in the Merger.
The name of the Surviving Corporation shall be "Data Switch Corporation". At the Effective Time the separate existence of Newco shall cease.

            (b) The Merger shall have the effects on Newco and the Company as constituent corporations of the Merger as pro-vided under the Delaware Act.

            Section 1.02 Effective Time. The Merger shall become effective at the time of filing of, or at such later time specified in, a certificate of merger, in the form required by and executed in accordance with the Delaware Act, with the Secretary of State of the State of Delaware in accor-dance with the provisions of { 251 of the Delaware Act (the "Certificate of Merger"). The date and time when the Merger shall become effective is herein referred to as the "Effective Time."

            Section 1.03 Certificate of Incorporation and By-Laws of Surviving Corporation. The Restated Certificate of Incorporation and By-Laws of the Company, as in effect immedi-ately prior to the Effective Time, shall be the Certificate of Incorporation and By-Laws of the Surviving Corporation until thereafter amended as provided by law.

            Section 1.04 Directors and Officers of Surviving Corporation. The directors of Newco immediately prior to the Effective Time will be the initial directors of the Surviving Corporation, and the officers of the Company immediately prior to the Effective Time will be the initial officers of the Sur-viving Corporation, in each case until their successors are elected and qualified.


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                                    -3-


            Section 1.05 Stockholders' Meeting. The Company will take all action necessary in accordance with applicable law and its Restated Certificate of Incorporation and By-Laws to convene a special meeting of its stockholders (the "Special Meeting") as soon as practicable to consider and vote upon the approval of this Agreement. The Company, through its Board of Directors, shall recommend to its stockholders approval of this Agreement (which recommendation shall be contained in the Proxy Statement (as hereinafter defined)) and shall use all commer-cially reasonable efforts to solicit from its stockholders proxies in favor of approval and adoption of this Agreement.

            Section 1.06 Filing of Certificate of Merger. At the Closing (as hereinafter defined), Parent, Newco and the Company shall cause a Certificate of Merger to be executed and filed with the Secretary of State of the State of Delaware as provided in { 251 of the Delaware Act, and shall take any and all other lawful actions and do any and all other lawful things to cause the Merger to become effective.

            Section 1.07 Further Assurances. If, at any time after the Effective Time, the Surviving Corporation shall con-sider or be advised that any deeds, bills of sale, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of either of the Constituent Corporations acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger or otherwise to carry out this Agreement, the offic-ers and directors of the Surviving Corporation shall be autho-rized to execute and deliver, in the name and on behalf of each of the Constituent Corporations or otherwise, all such deeds, bills of sale, assignments and assurances and to take and do, in the name and on behalf of each of the Constituent Corpora-tions or otherwise, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title and interest in, to and under such rights, proper-ties or assets in the Surviving Corporation or otherwise to carry out this Agreement.

                                ARTICLE II

                           CONVERSION OF SHARES

            Section 2.01  Shares.  (a)  At the Effective Time,
each share of common stock, par value $.01 per share, of the


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                                    -4-


Company (the "Company Common Stock") issued and outstanding immediately prior to the Effective Time (except for shares owned by the Company as treasury stock or owned by any Subsid-iary of the Company) shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into the right to receive the fraction of a share (the "Exchange Ratio") of common stock, par value $1.00 per share, of Parent ("Parent Common Stock") determined by dividing $4.55 by the Average Market Value (as hereinafter defined); provided, how-ever, that the Exchange Ratio shall be calculated to five deci-mal places and shall in no event be greater than 0.14677 of a share of Parent Common Stock or less than 0.10581 of a share of Parent Common Stock. Holders of Company Common Stock shall also have the right to receive together with each share of Par-ent Common Stock issued in the Merger pursuant to this Section 2.01(a), an associated common stock purchase right ("Parent Purchase Right") pursuant to the Rights Agreement dated as of March 7, 1986, as amended, between Parent and the Rights Agent named therein. References herein to the Company Common Stock being converted in the Merger shall be deemed to include the associated Company Purchase Rights (as hereinafter defined) and to the Parent Common Stock issuable in the Merger shall be deemed to include the associated Parent Purchase Rights.

            The shares of Parent Common Stock and Parent Purchase Rights to be delivered by Parent in exchange for shares of Com-pany Common Stock pursuant to this Section 2.01(a) are herein-after sometimes called the "Closing Consideration." "Average Market Value" shall mean the arithmetic average of the closing price per share of Parent Common Stock as reported on the New York Stock Exchange (the "NYSE") composite tape for the thirty
(30) consecutive trading days ending with the last trading day prior to the scheduled date of the Special Meeting specified in the Proxy Statement. In the event of any change in Parent Com-mon Stock or Company Common Stock by reason of any stock split, readjustment, stock dividend, exchange of shares, reclassifica-tion, recapitalization or otherwise, the Exchange Ratio shall be correspondingly adjusted.

            (b) At the Effective Time, all shares of Company Common Stock, by virtue of the Merger and without any action on the part of the holders thereof, shall no longer be outstanding and shall be cancelled and retired and shall cease to exist, and each holder of a certificate representing any such shares of Company Common Stock shall thereafter cease to have any rights with respect to such shares of Company Common Stock, except the right to receive the Closing Consideration for such shares of Company Common Stock specified in the foregoing clause (a) upon the surrender of such certificate in accordance with Section 2.03.

            Section 2.02 Newco Common Stock. All shares of com-mon stock, par value $.01 per share, of Newco issued and out-standing immediately prior to the Effective Time shall, by vir-tue of the Merger and without any action on the part of the holder thereof, be converted at the Effective Time into such number of newly issued shares of common stock of the Surviving Corporation as shall equal the sum of (x) the number of shares of Company Common Stock outstanding immediately prior to the Effective Time and (y) the number of shares of Company Common Stock underlying options to purchase Company Common Stock assumed by Parent pursuant to Section 2.04.

            Section 2.03 Exchange of Shares. (a) Promptly after the Effective Time, Parent shall mail to each record holder, as of the Effective Time, of an outstanding certificate or certificates which immediately prior to the Effective Time represented shares of Company Common Stock (the "Certificates") a form letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certifi-cates shall pass, only upon proper delivery of the Certificates to Parent or Parent's designated agent) and instructions for use in effecting the surrender of the Certificates for exchange. Upon surrender to Parent of a Certificate, together with such letter of transmittal duly executed together with any other required documents, the holder of such Certificate shall be entitled to receive from Parent in exchange therefor that number of shares of Parent Common Stock which such holder has the right to receive under this Article II, and such Certifi-cate shall forthwith be cancelled. If any shares of Parent Common Stock are to be issued to a person other than the person in whose name the Certificate surrendered is registered, it shall be a condition of exchange that the Certificate so sur-rendered shall be properly endorsed or otherwise in proper form for transfer and that the person requesting such exchange shall pay any transfer or other taxes required by reason of the exchange to a person other than the registered holder of the Certificate surrendered or such person shall establish to the satisfaction of the Surviving Corporation that such tax has been paid or is not applicable. Until surrendered in accor-dance with the provisions of this Section 2.03, each Certifi-cate shall represent, for all purposes, the right to receive the Closing Consideration in respect of the number of shares of

Company Common Stock evidenced by such Certificate, without any interest thereon.

            (b) From and after the Effective Time there shall be no transfers on the stock transfer books of the Surviving Corporation of the shares of Company Common Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation, they shall be cancelled and exchanged as provided in this Article II.

            (c) Neither Parent nor the Surviving Corporation shall be liable to any holder of shares of Company Common Stock delivered to a public official pursuant to any applicable aban-doned property, escheat or similar law.

            Section 2.04 Effect on Company Options. (a) As of the Effective Time, by virtue of the Merger and without any action on the part of the holders thereof, each option to pur-chase shares of Company Common Stock that is outstanding under the Company Plans (as hereinafter defined) immediately prior to the Effective Time, whether or not exercisable, shall be assumed by Parent in such manner that each such option shall be exercisable upon the same terms and conditions as under the applicable Company Plan and the applicable option agreement issued thereunder, except that (i) each such option shall be exercisable for that number of shares of Parent Common Stock (rounded up to the nearest whole share) into which the number of shares of Company Common Stock subject to such option imme-diately prior to the Effective Time would be converted under
Section 2.01 if such option were exercised prior to the Effec-tive Time, and (ii) the option price per share of Parent Common Stock shall be an amount equal to the option price per share of Company Common Stock subject to such option in effect immedi-ately prior to the Effective Time divided by the Exchange Ratio (rounded up to the nearest whole cent); provided, however, that in the case of options intended to qualify as "incentive stock options" pursuant to Section 422 of the Code, any such adjust-ment shall be made in such a manner as not to disqualify such options as "incentive stock options."

            (b)  Prior to the Effective Time, the Company shall
(i) obtain any consents from holders of outstanding options to purchase Company Common Stock granted under the Company Plans and (ii) make any amendments to the terms of the Company Plans or any award granted thereunder that, in the case of either (i) or (ii), are necessary to give effect to the transactions contemplated by this Section 2.04; provided, however, that any such consents and amendments shall not change the vesting of such options in accordance with their current terms.

            Section 2.05 Fractional Shares. Notwithstanding any other provision of this Agreement, each holder of shares of Company Common Stock who upon surrender of Certificates would be entitled to receive a fraction of a share of Parent Common Stock shall not be entitled to receive dividends on or vote such fractional share and shall receive, in lieu of such frac-tional share, cash in an amount equal to such fraction multi-plied by the Average Market Value. The fractional share inter-ests of each Company stockholder will be aggregated, and no Company stockholder will receive cash in an amount equal to or greater than the value of one full share of Parent Common
Stock. The parties hereto agree that the total cash considera-tion that will be paid to the Company stockholders in the Merger instead of issuing fractional shares of Parent Common Stock will not exceed one percent of the total consideration that will be issued in the Merger to the Company stockholders in exchange for their shares of Company Common Stock. All ref-erences in this Agreement to shares of Parent Common Stock to be issued as Closing Consideration shall be deemed to include any cash in lieu of fractional shares payable pursuant to this
Section 2.05.

            Section 2.06 No Appraisal Rights. This Agreement provides that the stockholders of the Company shall be entitled to notice of the Special Meeting. The Company Common Stock is designated as a national market system security on NASDAQ and the Parent Common Stock is listed on the NYSE and is contem-plated to be so designated and listed at the record date for the Special Meeting. Therefore, in accordance with { 262(b) of the Delaware Act, no holder of shares of Company Common Stock shall be entitled to appraisal rights.

                                ARTICLE III

                      REPRESENTATIONS AND WARRANTIES
                            OF PARENT AND NEWCO

            Each of Parent and Newco jointly and severally repre-sents and warrants to the Company as follows:

            Section 3.01 Organization. Parent is a corporation duly organized, validly existing and in good standing under the laws of the state of New York. Newco is a corporation duly organized, validly existing and in good standing under the laws of the state of Delaware. Newco has not engaged in any busi-ness since it was incorporated other than in connection with the transactions contemplated by this Agreement. Parent owns directly all of the outstanding capital stock of Newco.

            Section 3.02 Capitalization. The authorized capital stock of Parent consists of 150,000,000 shares of Parent Common Stock and 10,000,000 shares of preferred stock, par value $1.00 per share ("Parent Preferred Stock"). As of April 30, 1995, there are 47,256,691 shares of Parent Common Stock issued and outstanding (excluding treasury shares), 16,680,568 shares of Parent Common Stock held in Parent's treasury, and no shares of Parent Preferred Stock outstanding. As of April 30, 1995 there were 2,891,245 shares of Parent Common Stock reserved for issu-ance upon the exercise of outstanding options and options or restricted stock which may be granted under the stock incentive plans of Parent (the "Parent Plans"), 2,532,000 shares of Par-ent Common Stock reserved for issuance upon the conversion of the outstanding $100,000,000 aggregate principal amount of 5 3/4% Convertible Subordinated Notes due 2002 of Parent (the "Convertible Notes"), 118,675 shares of Parent Common Stock reserved for issuance upon the exercise of the outstanding war-rants with an exercise price of $96.54 per share and an expira-tion date of June 2, 1995 (the "1995 Warrants"), and
442,542.812 shares of Parent Common Stock reserved for issuance upon the exercise of the outstanding warrants with an exercise price of $65.9406 per share and an expiration date of April 23, 2002 (the "2002 Warrants"). Each share of Parent Common Stock is, and each share of Parent Common Stock to be issued at the Effective Time will be, when issued, accompanied by one Parent Purchase Right. Except for the Parent Purchase Rights, the Convertible Notes, the 1995 Warrants, the 2003 Warrants and the options granted under the Parent Plans, there are not as of the date hereof any existing options, warrants, calls, subscrip-tions, or other rights or other agreements or commitments obli-gating Parent to issue, transfer or sell any shares of its cap-ital stock or any other securities convertible into or evidenc-ing the right to subscribe for any such shares. All issued and outstanding shares of Parent Common Stock are, and all shares of Parent Common Stock to be issued at the Effective Time shall be, when issued, duly authorized and validly issued, fully paid, non-assessable and free of preemptive rights with respect thereto.

            Section 3.03 Authority Relative to This Agreement. Each of Parent and Newco has full corporate power and authority to execute and deliver this Agreement and to consummate the Merger and the other transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the Merger and the other transactions contemplated hereby have been duly and validly authorized by the Board of Directors of each of Parent and Newco and by Parent as the sole stock-holder of Newco and no other corporate proceedings on the part of Parent or Newco are necessary to authorize this Agreement or to consummate the Merger or the other transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by each of Parent and Newco and, assuming the due authorization and delivery hereof by the Company, constitutes a valid and binding agreement of each of Parent and Newco, enforceable against each of them in accordance with its terms, except to the extent that its enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting the enforcement of creditors' rights generally or by general equitable or fiduciary principles.

            Section 3.04 No Violations, Etc. (a) Assuming that all filings, permits, authorizations, consents and approvals have been duly made or obtained as contemplated by this Section 3.04, the execution and delivery of this Agreement and the con-summation by Parent and Newco of the Merger and the other transactions contemplated hereby will not (i) violate any pro-vision of the Certificate of Incorporation or By-Laws of either Parent or Newco, (ii) violate any statute, rule, regulation, order or decree of any public body or authority by which Par-ent, Newco or any of their properties is bound, or (iii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default under, any license, franchise, permit, indenture, agreement or other instrument to which Parent or Newco is a party, or by which Parent, Newco or any of their properties is bound, excluding from the foregoing clauses (ii) and (iii) violations, breaches and defaults
(x) which, either individually or in the aggregate, would not either materially impair or preclude the ability of Parent or Newco to consummate the Merger or the other transactions con-templated hereby or have a material adverse effect on the busi-ness, operations, assets, condition (financial or otherwise) or results of operations of Parent and its Subsidiaries taken as a whole ("Parent Material Adverse Effect") or (y) for which Par-ent or Newco prior to the Merger shall have received appropri-ate consents or waivers.

            (b) No filing or registration with, or authoriza-tion, consent or approval of, or notification to, any governmental entity is required by Parent or Newco in connec-tion with the execution and delivery of this Agreement or the consummation by Parent and Newco of the Merger and the other transactions contemplated hereby, except (i) in connection with the applicable requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), (ii) in connection, or in compliance, with the provisions of the Secu-rities Act of 1933, as amended, and the rules and regulations promulgated thereunder (the "Securities Act"), (iii) the filing of appropriate merger documents as required by { 251 of the Delaware Act, (iv) such filings and consents as may be required under any Environmental Law (as hereinafter defined) pertaining to any notification, disclosure or required approval triggered by the Merger or other transactions contemplated hereby,
(v) filings with, and approval of, the NYSE and the Pacific Stock Exchange ("PSE") in connection with obligations of Parent under Section 5.11, (vi) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under the corporation, takeover or blue sky laws of various states and (vii) such other consents, orders, authori-zations, registrations, declarations and filings the failure of which to be obtained or made, either individually or in the aggregate, would not either materially impair or preclude the ability of Parent or Newco to consummate the Merger and the other transactions contemplated hereby or have a Parent Mate-rial Adverse Effect.

            Section 3.05 Registration Statement; Proxy State-ment. None of the information supplied by either Parent or Newco for inclusion or incorporation by reference in (i) the registration statement registering under the Securities Act the Parent Common Stock to be issued at the Effective Time (such registration statement as amended by any amendments thereto being referred to herein as the "Registration Statement") or
(ii) the proxy statement/prospectus to be sent to the stock-holders of the Company in connection with the Special Meeting, including all amendments and supplements thereto (the "Proxy Statement") shall, in the case of the Registration Statement, at (i) the time the Registration Statement becomes effective and (ii) the Effective Time, and in the case of the Proxy Statement, on the date the Proxy Statement is first mailed to stockholders, at the time of the Special Meeting and at the Effective Time, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein not mis-leading. If at any time prior to the Effective Time any event with respect to Parent or Newco shall occur which is required to be described in the Registration Statement or Proxy State-ment, such event shall be so described, and an amendment or supplement shall be promptly filed with the Securities and Exchange Commission (the "SEC") and, as required by law, dis-seminated to the stockholders of the Company. The Registration Statement and Proxy Statement will (with respect to Parent and Newco) comply as to form in all material respects with the applicable provisions of the Securities Act and the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the "Exchange Act"), as the case may be.

            Section 3.06 SEC Filings. (a) Parent has filed with the SEC all required forms, reports and documents required to be filed by it with the SEC since January 1, 1993 (collec-tively, the "Parent SEC Reports"), all of which complied as to form when filed in all material respects with the applicable provisions of the Securities Act and the Exchange Act, as the case may be. As of their respective dates the Parent SEC Reports (including all exhibits and schedules thereto and docu-ments incorporated by reference therein) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

            (b) Parent will deliver to the Company as soon as they become available true and complete copies of any report or statement mailed by it to its securityholders generally or filed by it with the SEC, in each case subsequent to the date hereof and prior to the Effective Time. As of their respective dates, such reports and statements (excluding any information therein provided by the Company, as to which Parent and Newco make no representation) will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading and will comply in all material respects with all applicable requirements of law. The audited consolidated financial statements and unaudited consolidated interim finan-cial statements of Parent to be included or incorporated by reference in such reports and statements will be prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods involved and will fairly present the consolidated financial position of Parent as of the dates thereof and the consolidated results of operations and consolidated cash flow for the periods then ended (subject, in the case of any unaudited interim financial statements, to normal year-end adjustments and to the extent they may not include footnotes or may be condensed or summary statements).

            Section 3.07 Financial Statements. The audited con-solidated financial statements and unaudited consolidated interim financial statements of Parent and its Subsidiaries included or incorporated by reference in Parent's forms, reports and documents filed with the SEC since January 1, 1993 have been prepared in accordance with generally accepted accounting principles applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto), and fairly present the consolidated financial posi-tion of Parent and its Subsidiaries as of the dates thereof and the consolidated results of operations and consolidated cash flows for the periods then ended (subject, in the case of any unaudited interim financial statements, to normal year-end adjustments and to the extent they may not include footnotes or may be condensed or summary statements) and such audited con-solidated financial statements have been certified as such (without exception) by Parent's independent accountants.

            Section 3.08 Absence of Material Adverse Change. Since December 31, 1994, except as set forth in the Parent SEC Reports furnished to the Company prior to the delivery of this Agreement, there has been no change, or any development involv-ing a prospective change, in the business, operations, assets, financial condition or results of operations of Parent and its Subsidiaries taken as a whole that would have a Parent Material Adverse Effect.

            Section 3.09 Litigation. There is no (a) claim, action, suit or proceeding pending or, to the best knowledge of Parent, threatened against or relating to Parent or any of its subsidiaries before any court or governmental or regulatory authority or body or arbitration tribunal, or (b) outstanding judgment, order, writ, injunction or decree, or application, request or motion therefor, of any court, governmental agency or arbitration tribunal in a proceeding to which Parent, any subsidiary of Parent or any of their respective assets was or is a party except, in the case of clauses (a) and (b) above, such as would not, individually or in the aggregate, either materially impair or preclude Parent's ability to consummate the Merger or the other transactions contemplated hereby or have a Parent Material Adverse Effect.

            Section 3.10 Compliance with Law. Neither Parent nor any of its subsidiaries has violated or failed to comply with any statute, law, ordinance, regulation, rule or order of any foreign, federal, state or local government or any other governmental department or agency, or any judgment, decree or order of any court, applicable to its business or operations, except where any such violation or failure to comply would not, individually or in the aggregate, have a Parent Material Adverse Effect. Parent and its Subsidiaries have all permits, licenses and franchises from governmental agencies required to conduct their businesses as now being conducted, except for such permits, licenses and franchises the absence of which would not, individually or in the aggregate, have a Parent Material Adverse Effect.

            Section 3.11 Disclosure. No representation or war-ranty by Parent and no statement or information relating to Parent or any of its Subsidiaries contained herein, or in any certificate furnished by or on behalf of Parent or Newco to the Company in connection herewith, contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary in order to make the statements herein or therein, in light of the circumstances under which they were made, not misleading.

            Section 3.12 Finders or Brokers. Except for Donaldson, Lufkin & Jenrette Securities Corporation, neither Parent nor Newco has employed any investment banker, broker, finder or intermediary in connection with the transactions con-templated hereby who might be entitled to a fee or any commis-sion the receipt of which is conditioned upon consummation of the Merger.

            Section 3.13  Accounting  Matters.  Parent has not
taken or agreed to take any action that would prevent Parent from accounting for the business combination to be effected by the Merger as a "pooling of interests."

                                ARTICLE IV

               REPRESENTATIONS AND WARRANTIES OF THE COMPANY

            The Company represents and warrants to Parent and Newco that:

            Section 4.01 Organization and Qualification. Each of the Company and its Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Each of the Company and its Subsidiaries is duly qualified as a foreign corporation to do business, and is in good standing, in each jurisdiction (as listed in Section 4.01 of the disclosure statement being delivered confidentially to Parent by the Com-pany to Parent concurrently with the execution and delivery of this Agreement (the "Disclosure Statement")) where the char-acter of its properties owned or leased or the nature of its activities makes such qualification necessary, except for fail-ures to be so qualified or in good standing which would not, individually or in the aggregate, have a material adverse effect on the business, operations, assets, condition (finan-cial or otherwise) or prospects of the Company and its Subsid-iaries taken as a whole (a "Company Material Adverse Effect"); provided, however, the matters described in Section 4.01 of the Disclosure Statement shall not constitute, of themselves indi-vidually or in the aggregate, a Company Material Adverse Effect. Neither the Company nor any of its Subsidiaries is in violation of any of the provisions of its Restated Certificate of Incorporation (or other applicable charter document) or By-laws. Set forth in Section 4.01 of the Disclosure Statement are accurate and complete copies of the Restated Certificate of Incorporation (or other applicable charter document) and By-laws, as currently in effect, of each of the Company and its Subsidiaries.

            Section 4.02 Authority Relative to This Agreement. The Company has full corporate power and authority to execute and deliver this Agreement and to consummate the Merger and the other transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the Merger and the other transactions contemplated hereby have been duly and validly authorized by the Board of Directors of the Company and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the Merger and the other transactions contemplated hereby (other than, with respect to the Merger, the approval of a majority of the outstanding shares of Company Common Stock at the Special Meeting or any adjournment thereof as required by the Delaware
Act). This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery hereof by Parent and Newco, constitutes a valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, except to the extent that its enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting the enforcement of creditors' rights generally or by general equitable or fiduciary principles.

            Section 4.03 No Violations, Etc. Except for the filings of the Certificate of Merger and the Proxy Statement, the filing and effectiveness of the Registration Statement and the filings required under and in compliance with the HSR Act and as set forth in Section 4.03 of the Disclosure Statement, no filing with, notification to and no permit, authorization, consent or approval of, any governmental entity is necessary for the consummation by the Company of the Merger or the other transactions contemplated hereby, excluding from the foregoing, permits, authorizations, consents, approvals and notices which if not obtained, made or given, either individually or in the aggregate, would not either (a) materially impair or preclude the Company's ability to consummate the Merger or the other transactions contemplated hereby, (b) otherwise materially restrict Parent's or the Surviving Corporation's exercise of full rights to own and operate the business of the Company or
(c) have a Company Material Adverse Effect. Neither the execu-tion and delivery of this Agreement nor the consummation of the Merger or the other transactions contemplated hereby nor com-pliance by the Company with any of the provisions hereof will
(i) subject to obtaining the approval of a majority of the out-standing shares of Company Common Stock at the Special Meeting or any adjournment thereof as required by the Delaware Act, conflict with or result in any breach of any provision of the Restated Certificate of Incorporation (or other comparable charter documents) or By-Laws of the Company or any of its Sub-sidiaries, (ii) other than as set forth in Section 4.03 of the Disclosure Statement, result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, can-cellation, acceleration, redemption or repurchase) under, any of the terms, conditions or provisions of any (x) note, bond, mortgage, indenture, or deed of trust or (y) license, lease, agreement or other instrument or obligation to which the Com-pany or any of its Subsidiaries is a party or by which any of them or any of their properties or assets may be bound or (iii) violate any order, writ, injunction or decree applicable to the Company, any of its Subsidiaries or any of their properties or assets, excluding from the foregoing clauses (ii)(y) and (iii) violations, breaches or defaults which, either individually or in the aggregate, would not either materially impair or pre-clude the Company's ability to consummate the Merger or the other transactions contemplated hereby or have a Company Mate-rial Adverse Effect.

            Section 4.04 Board Recommendation. The Board of Directors of the Company has, by a unanimous vote at a meeting of such Board duly held on, or by unanimous written consent of such Board dated, May 5, 1995, approved and adopted this Agree-ment, the Merger and the other transactions contemplated hereby, determined that the consideration to be received by the holders of shares of Company Common Stock pursuant to the Merger is fair to the holders of such shares and recommended that the holders of such shares approve and adopt this Agree-ment, the Merger and the other transactions contemplated hereby.

            Section 4.05  Accounting Matters.  The Company has
not taken or agreed to take any action that would prevent Par-ent from accounting for the business combination to be effected by the Merger as a "pooling of interests."

            Section 4.06 State Antitakeover Statutes. The Com-pany has granted all approvals and taken all other steps neces-sary to exempt the Merger and the other transactions contem-plated hereby (including, without limitation, the execution and delivery to Parent of the Stockholder Letter Agreements (as hereinafter defined)) from the requirements and provisions of { 203 of the Delaware Act and any other applicable state antitakeover statute or regulation such that none of the provi-sions of such { 203 or any other "business combination," "mora-torium," "control share" or other state antitakeover statute or regulation (x) prohibits or restricts the Company's ability to perform its obligations under this Agreement or its ability to consummate the Merger and the other transactions contemplated hereby, (y) would have the effect of invalidating or voiding this Agreement, any provision hereof or any Stockholder Letter Agreement, or (z) would subject Parent or Newco to any material impediment or condition in connection with the exercise of any of their respective rights under this Agreement.

            Section 4.07 Fairness Opinion. The Company has received the opinion of Needham & Company to the effect that as of the date hereof the financial terms of the Merger are fair to the Company's stockholders from a financial point of view.

            Section 4.08  Rights Agreement.  The Rights Agreement
dated as of June 21, 1988 between the Company and Manufacturers
Hanover Trust Company (now Chemical Bank), as Rights Agent (the

"Company Rights Agreement"), has been amended in the manner provided in Exhibit A hereto to provide that none of Parent, Newco or any of their affiliates will become an "Acquiring Per-son" and that no "Triggering Event,", "Distribution Date" or "Unapproved Transaction" (as such terms are defined in the Com-pany Rights Agreement) will occur as a result of the approval, execution or delivery of this Agreement or the consummation of the Merger or the other transactions contemplated hereby, including without limitation the execution and delivery to Par-ent of the Stockholder Letter Agreements.

            Section 4.09 Affiliates. Section 4.09 of the Dis-closure Statement identifies all persons who, as of the date hereof, may be deemed to be "affiliates" of the Company for purposes of Rule 145 under the Securities Act ("Affiliates") and the Company has delivered to Parent the written agreement of each such person, substantially in the form of Exhibit B hereto.

            Section 4.10  Stockholder Letter Agreement.  On or
prior to the date hereof, Richard E. Greene has delivered to Parent a letter substantially in the form of Exhibit C hereto
(such letter a "Stockholder Letter Agreement").

            Section 4.11 Registration Statement; Proxy State-ment. None of the information supplied by the Company for inclusion or incorporation by reference in the Registration Statement or Proxy Statement shall, in the case of the Regis-tration Statement, at the time the Registration Statement becomes effective and the Effective Time, and in the case of the Proxy Statement, at the date the Proxy Statement is first mailed to stockholders, at the time of the Special Meeting and at the Effective Time, contain any untrue statement of a mate-rial fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. If at any time prior to the Effective Time any event with respect to the Company or any of its Sub-sidiaries shall occur which is required to be described in the Registration Statement or Proxy Statement, such event shall be so described, and an amendment or supplement shall be promptly filed with the SEC and, as required by law, disseminated to the stockholders of the Company. The Registration Statement and Proxy Statement will (with respect to the Company and its Sub-sidiaries) comply as to form in all material respects with the applicable provisions of the Securities Act and Exchange Act, as the case may be.

            Section 4.12 Finders or Brokers. Except for Needham & Company, neither the Company nor any Subsidiary of the Com-pany has employed any investment banker, broker, finder or intermediary in connection with the transactions contemplated hereby who might be entitled to a fee or any commission the receipt of which is conditioned upon consummation of the Merger.

            Section 4.13 SEC Filings. (a) The Company has filed with the SEC all required forms, reports and documents required to be filed by it with the SEC since January 1, 1993 (collectively, the "Company SEC Reports"), all of which com-plied as to form when filed in all material respects with the applicable provisions of the Securities Act or the Exchange Act, as the case may be. As of their respective dates the Com-pany SEC Reports (including all exhibits and schedules thereto and documents incorporated by reference therein) did not con-tain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

            (b) The Company will deliver to Parent as soon as they become available true and complete copies of any report or statement mailed by it to its securityholders generally or filed by it with the SEC, in each case subsequent to the date hereof and prior to the Effective Time. As of their respective dates, such reports and statements (excluding any information therein provided by Parent or Newco, as to which the Company makes no representation) will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading and will comply in all material respects with all applicable requirements of law. The audited consolidated financial statements and unaudited consolidated interim finan-cial statements of the Company and its Subsidiaries to be included or incorporated by reference in such reports and statements will be prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods involved and will fairly present the consolidated financial position of the Company and its Subsid-iaries as of the dates thereof and the consolidated results of operations and consolidated cash flow for the periods then ended (subject, in the case of any unaudited interim financial statements, to normal year-end adjustments and to the extent they may not include footnotes or may be condensed or summary statements).

            Section 4.14 Financial Statements. The audited con-solidated financial statements and unaudited consolidated interim financial statements of the Company and its Subsidiar-ies included or incorporated by reference in the Company's forms, reports and documents filed with the SEC since December 31, 1990 have been prepared in accordance with generally accepted accounting principles applied on a consistent basis during the periods involved, and fairly present the consoli-dated financial position of the Company and its Subsidiaries as of the dates thereof and the consolidated results of operations and consolidated cash flows for the periods then ended (sub-ject, in the case of any unaudited interim financial state-ments, to normal year-end adjustments and to the extent they may not include footnotes or may be condensed or summary state-ments) and such audited financial statements have been certi-fied as such (without exception) by the Company's independent accountants.

            Section 4.15 Absence of Undisclosed Liabilities. Neither the Company nor its Subsidiaries has any liabilities or obligations of any nature, whether absolute, accrued, unmatured, contingent or otherwise, or any unsatisfied judg-ments or any leases of personalty or realty or unusual or extraordinary commitments, except (a) the liabilities recorded on the Balance Sheet (as hereinafter defined) and the notes thereto, and (b) the liabilities or obligations incurred since December 31, 1994 in the ordinary course of business and con-sistent with past practice that would not, individually or in the aggregate, have a Company Material Adverse Effect.

            Section 4.16  Absence of Changes or Events.  Since
December 31, 1994 (except with respect to the matters specified in clause (a) which shall be since December 31, 1992):

            (a) except as set forth in Section 4.16(a) of the Disclosure Schedule, there has not been any direct or indirect redemption, purchase or other acquisition of any shares of capital stock of the Company or any of its Sub-sidiaries, or any declaration, setting aside or payment of any dividend or other distribution by the Company or any of its Subsidiaries in respect of their capital stock (other than dividends or other distributions payable solely to the Company or a wholly owned Subsidiary of the Company);

            (b) except as set forth in Section 4.16(b) of the Disclosure Schedule or except in the ordinary course of business and consistent with past practice, neither the Company nor any of its Subsidiaries has incurred any indebtedness for borrowed money, or assumed, guaranteed, endorsed or otherwise as an accommodation become respon-sible for the obligations of any other individual, firm or corporation, made any loans or advances to any other indi-vidual, firm or corporation or entered into any commitment or transaction material to the Company and its Subsidiar-ies taken as a whole;

            (c) there has not been any change in accounting methods, principles or practices of the Company;

            (d) except in the ordinary course of business and consistent with past practice and in amounts that are immaterial, there has not been any revaluation by the Com-pany or any of its Subsidiaries of any of their respective assets, including without limitation, writing down the value of inventory or writing off notes or accounts receivables;

            (e) there has not been any damage, destruction or loss, whether covered by insurance or not, except for such as would not, individually or in the aggregate, have a Company Material Adverse Effect;

            (f) there has been no change, or any development involving a prospective change, in the general affairs, business, operations, condition (financial or otherwise) or prospects of the Company and its Subsidiaries, except for changes or prospective changes that would not, indi-vidually or in the aggregate, have a Company Material Adverse Effect; and

            (g) there has not been any agreement by the Company or any of its Subsidiaries to (i) do any of the things described in the preceding clauses (a) through (f) other than as expressly contemplated or provided for in this Agreement or (ii) take, whether in writing or otherwise, any action which, if taken prior to the date of this Agreement, would have made any representation or warranty in this Article IV untrue or incorrect in any material respect.

As of the date hereof (i) Richard E. Greene has unconditionally committed to repay in full in cash all outstanding loans owed by him to the Company, in an aggregate principal amount of approximately $593,000, and thereupon the Company will have no security interest in, option to purchase or right of first refusal or other right or interest with respect to, any shares of Company Common Stock owned by Mr. Greene and (ii) all options to purchase shares of Company Common Stock issued by the Company in November, 1994 to directors of the Company have been cancelled and are of no further force or effect.

            Section 4.17 Capitalization. The authorized capital stock of the Company consists of 20,000,000 shares of Company Common Stock and 100,000 shares of Convertible Preferred Stock, par value $10.00 per share (the "Company Preferred Stock"). As of the date hereof, there are 12,485,929 shares of Company Com-mon Stock and no shares of Company Preferred Stock outstanding and 48,429 shares of Company Common Stock held in the Company's treasury. As of the date hereof (i) 1,577,546 shares of Com-pany Common Stock were reserved for issuance upon the exercise of outstanding options, and 340,454 shares of Company Common Stock were reserved for issuance upon the exercise of options which may be granted under the stock option plans of the Com-pany listed in Section 4.29 of the Disclosure Statement (the "Company Plans"), (ii) 110,112 shares of Company Common Stock were reserved for issuance upon the exercise of outstanding warrants to purchase Company Common Stock and (iii) 2,682,948 shares of Company Common Stock were reserved for issuance upon the conversion of the Company's outstanding 9% Convertible Sub-ordinated Debentures due 1996 and 8 1/4% Convertible Subordi-nated Debentures due 2002, all of which options, plans, war-rants and convertible debt securities are listed and described in Section 4.17 of the Disclosure Statement (the "Company Com-mon Stock Equivalents"). Each share of Company Common Stock is accompanied by one Purchase Right (the "Company Purchase
Rights") pursuant to the Company Rights Agreement. Except for the Company Purchase Rights and the Company Common Stock Equiv-alents there are not any existing options, warrants, calls, subscriptions, or other rights or other agreements or commit-ments obligating the Company to issue, transfer or sell any shares of capital stock of the Company or any of its Subsidiar-ies or any other securities convertible into or evidencing the right to subscribe for any such shares. There are no outstand-ing stock appreciation rights with respect to the capital stock of the Company or any of its Subsidiaries. All issued and out-standing shares of Company Common Stock are duly authorized and validly issued, fully paid, non-assessable and free of preemp-tive rights with respect thereto.

            Section 4.18 Capital Stock of Subsidiaries. The only direct or indirect subsidiaries of the Company are those listed in Section 4.18 of the Disclosure Statement ("Subsidiar-ies"). The Company is directly or indirectly the record (except for directors' qualifying shares as reflected in Sec-tion 4.18 of the Disclosure Statement) and beneficial owner (including all such qualifying shares) of all of the outstand-ing shares of capital stock of each of its Subsidiaries, there are no proxies with respect to such shares, and there are not any existing options, warrants, calls, subscriptions, or other rights or other agreements or commitments obligating any of such Subsidiaries to issue, transfer or sell any shares of cap-ital stock of such Subsidiary or any other securities convert-ible into or evidencing the right to subscribe for any such shares. Other than as set forth in Section 4.18 of the Disclo-sure Statement, all of such shares so owned by the Company are duly authorized and validly issued, fully paid, nonassessable and free of preemptive rights with respect thereto and are owned by the Company free and clear of any claim, lien or encumbrance of any kind with respect thereto. Except as dis-closed in Section 4.18 of the Disclosure Statement, the Company does not directly or indirectly own any interest in any corpo-ration, partnership, joint venture or other business associa-tion or entity.

            Section 4.19 Litigation. There is no (i) claim, action, suit or proceeding pending or, to the best knowledge of the Company, threatened against or relating to the Company or any of its Subsidiaries before any court or governmental or regulatory authority or body or arbitration tribunal, or
(ii) outstanding judgment, order, writ, injunction or decree, or application, request or motion therefor, of any court, gov-ernmental agency or arbitration tribunal in a proceeding to which the Company, any Subsidiary of the Company or any of their respective assets was or is a party except, in the case of clauses (i) and (ii) above, such as would not, individually or in the aggregate, either materially impair or preclude the Company's ability to consummate the Merger or the other trans-actions contemplated hereby or have a Company Material Adverse Effect.

            Section 4.20 Insurance. Section 4.20 of the Disclo-sure Statement lists all material insurance policies in force on the date hereof covering the businesses, properties and assets of the Company and its Subsidiaries and all outstanding claims against such policies. All such policies are currently in effect and true and complete copies of all such policies have been delivered to Parent. Except as set forth in Section
4.20 of the Disclosure Statement, the Company has not received notice of the cancellation of any of such insurance in effect on the date of this Agreement.

            Section 4.21 Title to and Condition of Properties. Except as set forth in Section 4.21 of the Disclosure State-ment, the Company and its Subsidiaries have good title to all of the real property and own outright all of the personal prop-erty which is reflected on the Company's and its Subsidiaries' December 31, 1994 audited consolidated balance sheet contained in the Company's Form 10-K for the fiscal year ended December 31, 1994 filed with the SEC (the "Balance Sheet") except for property since sold or otherwise disposed of in the ordinary course of business and consistent with past practice. Except as set forth in Section 4.21 of the Disclosure Statement, no such real or personal property is subject to claims, liens or encumbrances, whether by mortgage, pledge, lien, conditional sale agreement, charge or otherwise, except for those which would not, individually or in the aggregate, either materially impair or preclude the Company's ability to consummate the Merger and the other transactions contemplated hereby or have a Company Material Adverse Effect.

            Section 4.22 Leases; Contracts. (a) There have been delivered to Parent true and complete copies of each lease requiring the payment of rentals aggregating at least $100,000 per annum pursuant to which either (i) real or personal prop-erty is held under lease by the Company or any of its Subsid-iaries or (ii) the Company or any of its Subsidiaries leases real or personal property to others. A true and complete list of all such leases is set forth in Section 4.22 (a) of the Dis-closure Statement. All of the leases so listed are valid and subsisting and in full force and effect with respect to the Company and its Subsidiaries, as the case may be, and, to the Company's knowledge, with respect to any other party thereto, and the leased real property is in good and satisfactory condition.

            (b) Except as set forth in Section 4.22(b) of the Disclosure Statement, the Company has not breached any material term of, or any applicable regulations with respect to, any contract with, or any contract constituting a subcontract with respect to, the General Services Administration or any other governmental agency or authority.

            Section 4.23 Contracts and Commitments. Except as are listed in Section 4.23 of the Disclosure Statement, the Company is not a party to any existing contract, obligation or commitment of any type (other than those referred to in Section 4.22, 4.24, 4.26 or 4.27 of the Disclosure Statement) in any of the following categories:

            (a) any sales contract, including any open bid or quotation, which is of an open-end or blanket nature or contains warranties in excess of those consistent with industry practice, or contains unusual penalty provisions for late performance, or was incurred other than in the ordinary course of business and consistent with past practice;

            (b) contracts for the purchase of materials, sup-plies or equipment which have not been entered into in the ordinary course of business and consistent with past prac-tice or which provide for purchase prices substantially greater than those presently prevailing for such materi-als, supplies or equipment, or contracts for capital expenditures in excess of $100,000;

            (c) contracts with distributors, manufacturers' rep-resentatives or sales agents, except those which are ter-minable at the option of the Company or its assignees on 60 days' notice or less without incurring any liability thereby;

            (d) contracts under which the Company has, except by way of endorsement of negotiable instruments for collec-tion in the ordinary course of business and consistent with past practice, become absolutely or contingently or otherwise liable for (i) the performance of any other per-son, firm or corporation under a contract, or (ii) the whole or any part of the indebtedness or liabilities of any other person, firm or corporation;

            (e) powers of attorney outstanding from the Company other than as issued in the ordinary course of business and consistent with past practice with respect to customs, insurance, patent, trademark or tax matters, or to agents for service of process;

            (f) contracts under which any amount payable by the Company is dependent upon the revenues or profits of the Company;

            (g) contracts with any director, officer or employee of the Company other than in such person's capacity as a director, officer or employee of the Company;

            (h) contracts which limit or restrict where the Com-pany or any of its Subsidiaries may conduct its or their business or the type or line of business which the Company or any of its Subsidiaries may engage in;

            (i) material contracts containing any provisions with respect to any change of control;

            (j) contracts with any party for the loan of money or availability of credit to or from the Company or any of its Subsidiaries (except credit extended by the Company or any of its Subsidiaries to its or their customers in the ordinary course of business and consistent with past prac-
      tice); or

            (k) any hedging, option, derivative or other similar transaction.

True and complete copies of all contracts, obligations and com-mitments listed in Section 4.23 of the Disclosure Statement have been delivered to Parent.

            Section 4.24 Labor Matters. None of the Company or any of its Subsidiaries is a party to any union contract or other collective bargaining agreement, other than those set forth in Section 4.24 of the Disclosure Statement, true and complete copies of which contracts have been delivered to Par-ent. Each of the Company and its Subsidiaries is in compliance in all material respects with all applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours, and neither the Company nor any of its Subsidiaries is engaged in any unfair labor practice. There is no labor strike, slowdown or stoppage pending (or, to the best knowledge of the Company, any labor strike or stoppage threatened) against or affecting the Company or any of its Sub-sidiaries. No petition for certification has been filed and is pending before the National Labor Relations Board with respect to any employees of the Company or any of its Subsidiaries who are not currently organized.

            Section 4.25 Compliance with Law. Neither the Com-pany nor any of its Subsidiaries has violated or failed to com-ply with any statute, law, ordinance, regulation, rule or order of any foreign, federal, state or local government or any other governmental department or agency, or any judgment, decree or order of any court, applicable to its business or operations, except where any such violation or failure to comply would not, individually or in the aggregate, have a Company Material Adverse Effect. The Company and its Subsidiaries have all per-mits, licenses and franchises from governmental agencies required to conduct their businesses as now being conducted, except for such permits, licenses and franchises the absence of which would not, individually or in the aggregate, have a Com-pany Material Adverse Effect.

            Section 4.26 Employment and Labor Contracts. Nei-ther the Company nor any of its Subsidiaries is a party to any employment, management services, consultation or other contract or agreement with any past or present officer, director or employee or, to the best of the Company's knowledge, any entity affiliated with any past or present officer, director or employee other than those set forth in Section 4.26 of the Dis-closure Statement, in each case true and complete copies of which contracts have been delivered to Parent, and other than the agreements executed by employees generally, the forms of which have been provided to Parent.

            Section 4.27 Intellectual Property Rights. The Com-pany or its Subsidiaries own or have the right to use all Intellectual Property Rights (as defined below in this Section 4.27) necessary to the conduct of their respective businesses.
Section 4.27 of the Disclosure Statement contains a worldwide list of all patents, trade names, registered and unregistered copyrights, trademarks and service marks, mask works and appli-cations for the foregoing owned by the Company or its Subsid-iaries. The Company and/or its Subsidiaries have clear and unencumbered title to the Intellectual Property Rights set forth in Section 4.27 of the Disclosure Statement which are listed as owned by the Company and/or its Subsidiaries and such title has not been challenged (pending or, to the knowledge of the Company, threatened) by others except for the encumbrances listed in Section 4.27 of the Disclosure Statement. No rights or licenses to use Intellectual Property Rights have been granted or acquired by the Company or its Subsidiaries except those listed in Section 4.27 of the Disclosure Statement.
Except as listed in Section 4.27 of the Disclosure Statement, to the knowledge of the Company, there have been (a) no claims or assertions made by others that the Company has infringed any Intellectual Property Rights of others by the sale of products or any other activity in the preceding six year period and
(b) no infringements by the Company during this period. Except as listed in Section 4.27 of the Disclosure Statement, the Com-pany has no knowledge of any infringement of Intellectual Prop-erty Rights of the Company by others. All such patents, regis-tered trademarks, service marks, and copyrights owned by the Company or its Subsidiaries are in good standing, and are recorded on the public record in the name of the Company or its Subsidiaries except for those failures to be in good standing and so recorded that would not, individually or in the aggre-gate, have a Company Material Adverse Effect. True and com-plete copies of all material listed in Section 4.27 of the Dis-closure Statement have been delivered to Parent.

            "Intellectual Property Rights" shall mean and include rights relating to patents, trademarks, service marks, trade names, copyrights, mask works, inventions, processes, trade secrets, know-how, confidentiality agreements, consulting agreements, software and any documentation relating to the manufacture, marketing and maintenance of products.

            Section 4.28  Taxes.  Except as disclosed in Section
4.28 of the Disclosure Statement: (i) the Company and its Sub-sidiaries have prepared and timely filed or will timely file with the appropriate governmental agencies all material fran-chise, income and all other material Tax (as hereinafter defined) returns and reports (Tax returns and reports are here-inafter collectively referred to as "Tax Returns") required to be filed for any period on or before the Effective Time, taking into account any extension of time to file granted to or obtained on behalf of the Company and/or its Subsidiaries (cop-ies of which for the past three fiscal years have been deliv-ered to Parent); (ii) all material Taxes of the Company and its Subsidiaries (whether or not reported) in respect of the pre-Merger period have been paid in full to the proper author-ities or fully accrued for with respect to fiscal periods for which there are publicly available financial statements in such statements and otherwise on the books at the Company, other than such Taxes as are being contested in good faith by appro-priate proceedings and are adequately reserved for in accor-dance with generally accepted accounting principles; (iii) all deficiencies resulting from Tax examinations of federal, state and foreign income, sales and franchise and all other material Tax Returns filed by the Company and its Subsidiaries have either been paid or adequately reserved for in accordance with generally accepted accounting principles; (iv) to the Company's knowledge, no deficiency has been asserted or assessed against the Company or any of its Subsidiaries and is pending, and no examination of the Company or any of its Subsidiaries is pend-ing or threatened for any material amount of Tax by any taxing authority (with respect to any such action, Section 4.28 of the Disclosure Statement sets forth the periods at issue and the category of Tax, and the examining authority's and any corre-sponding revenue agents' reports relating to the issue have been delivered to Parent); (v) no extension of the period for assessment or collection of any material Tax is currently in effect and no extension of time within which to file any mate-rial Tax Return has been requested, which Tax Return has not since been filed; (vi) no material Tax liens have been filed with respect to any Taxes; (vii) the Company and each of its Subsidiaries have not agreed to make any adjustment by reason of a change in their accounting methods that would affect the taxable income or deductions of the Company or any of its Sub-sidiaries for any period ending after the Effective Time;
(viii) the Company and its Subsidiaries have made timely pay-ments of the Taxes required to be deducted and withheld from the wages paid to their employees; (ix) there are no Tax shar-ing agreements or arrangements under which the Company or any Subsidiary will have any obligation or liability on or after the Effective Time; (x) the Company and its Subsidiaries have the net operating loss carryforwards set forth in Section 4.28 of the Disclosure Statement; (xi) the Company and its Subsid-iaries have no overall foreign losses as defined in
Section 904(f)(2) of the Code; (xii) neither the Company nor any of its Subsidiaries has unused foreign tax credits;
(xiii) to the Company's knowledge, all payments, other than payments of dividends (including any payments deemed to be the equivalent of a dividend) or Taxes, made or incurred by the Company or any of its Subsidiaries since December 31, 1993 will be deductible or capitalizable for Tax purposes including any payments made by the Company or any of its Subsidiaries pursu-ant to any transaction contemplated by this Agreement, except for any payments the failure of which to be deductible or capitalizable would not, individually or in the aggregate, have a Company Material Adverse Effect; (xiv) to the Company's knowledge, no income under any arrangement or understanding to which the Company or any of its Subsidiaries is a party will be attributed to the Company or any of its Subsidiaries which is not represented by income to which the Company or the Subsid-iary is legally entitled; (xv) to the Company's knowledge, there are no transfer pricing agreements made with any taxation authority; (xvi) no assets of the Company or any of its

Subsidiaries is held in an arrangement for which partnership Tax Returns are being filed and neither the Company nor any of its Subsidiaries is a partner in any partnership;
(xvii) neither the Company nor any of its Subsidiaries owns any interest in any "controlled foreign corporation" (within the meaning of Section 957 of the Code), "passive foreign invest-ment company" (within the meaning of Section 1296 of the Code) or other entity the income of which is required to be included in the income of the Company or such Subsidiary, whether or not distributed; (xviii) neither the Company nor any of its Subsid-iaries has made an election under Section 341(f) of the Code; and (xix) the Company is not obligated to make any payments that would constitute excess parachute payments within the meaning of Section 280G of the Code.

            "Tax" or "Taxes" shall mean all federal, state, local and foreign taxes, duties, levies, charges and assessments of any nature, including social security payments and deductibles relating to wages, salaries and benefits and payments to sub-contractors (to the extent required under applicable Tax law), and also including all interest, penalties and additions imposed with respect to such amounts.

            Section 4.29 Employee Benefit Plans; ERISA. (a) Except as set forth in Section 4.29 of the Disclosure State-ment, there are no "employee pension benefit plans" as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), covering employees (or former employees) employed in the United States, maintained or con-tributed to by the Company or any of its Subsidiaries or any of their ERISA Affiliates (as hereinafter defined), or to which the Company or any of its Subsidiaries or any of their ERISA Affiliates contributes or is obligated to make payments there-under or otherwise may have any liability ("Pension Benefits Plans"). For purposes of this Agreement, "ERISA Affiliate" shall mean any person (as defined in Section 3(9) of ERISA) that is a member of any group of persons described in
Section 414(b), (c), (m) or (o) of the Code of which the Com-pany or a Subsidiary is a member.

            (b) The Company has delivered to Parent true and complete copies of all "welfare benefit plans" (as defined in Section 3(1) of ERISA) covering employees (or former employees) employed in the United States, maintained or contributed to by the Company or any of its Subsidiaries ("Welfare Plans"), all multiemployer plans (as defined in Section 3(37) of ERISA) cov-ering employees (or former employees) employed in the United

States to which the Company or any of its Subsidiaries or any of their ERISA Affiliates is required to make contributions or otherwise may have any liability, and, to the extent covering employees (or former employees) employed in the United States, all stock bonus, stock option, restricted stock, stock appreci-ation right, stock purchase, bonus, incentive, deferred compen-sation, severance and vacation plans maintained or contributed to by the Company or a Subsidiary of the Company.

            (c) Except as otherwise set forth in Section 4.29 of the Disclosure Statement, the Company and each of its Subsid-iaries, and each of the Pension Benefit Plans and Welfare
Plans, are in compliance with the applicable provisions of ERISA and other applicable laws except where the failure to comply would not, individually or in the aggregate, have a Com-pany Material Adverse Effect.

            (d) All contributions to, and payments from, the Pension Benefit Plans which are required to have been made in accordance with the Pension Benefit Plans and, when applicable,
Section 302 of ERISA or Section 412 of the Code have been timely made except where the failure to make such contributions or payments on a timely basis would not, individually or in the aggregate, have a Company Material Adverse Effect.

            (e) The Pension Benefit Plans intended to qualify under Section 401 of the Code have been determined by the Internal Revenue Service ("IRS") to be so qualified and, to the Company's knowledge, nothing has occurred with respect to the operation of such Pension Benefit Plans which would cause the loss of such qualification or exemption or the imposition of any material liability, penalty or tax under ERISA or the Code. Such plans have been or will be amended on a timely basis to comply with changes to the Code made by the Tax Reform Act of 1986 and other applicable legislative, regulatory or adminis-trative requirements.

            (f) There are (i) no investigations pending, to the best knowledge of the Company, by any governmental entity involving the Pension Benefit Plans or Welfare Plans, (ii) no termination proceedings involving the Pension Benefit Plans and
(iii) no pending or, to the best of the Company's knowledge, threatened claims (other than routine claims for benefits), suits or proceedings against any Pension Benefit or Welfare Plan, against the assets of any of the trusts under any Pension Benefit or Welfare Plan or against any fiduciary of any Pension Benefit or Welfare Plan with respect to the operation of such plan or asserting any rights or claims to benefits under any Pension Benefit Plan or against the assets of any trust under such plan, except for those which would not, individually or in the aggregate, give rise to any liability which would have a Company Material Adverse Effect, nor, to the best of the Compa-ny's knowledge, are there any facts which would give rise to any liability except for those which would not, individually or in the aggregate, have a Company Material Adverse Effect in the event of any such investigation, claim, suit or proceeding.

            (g) To the Company's knowledge, none of the Company, any of its Subsidiaries or any employee of the foregoing, nor any trustee, administrator, other fiduciary or any other "party in interest" or "disqualified person" with respect to the Pen-sion Benefit Plans or Welfare Plans, has engaged in a "prohib-ited transaction" (as such term is defined in Section 4975 of the Code or Section 406 of ERISA) which would be reasonably likely to result in a tax or penalty on the Company or any of its Subsidiaries under Section 4975 of the Code or
Section 502(i) of ERISA, except any such event which would not, individually or in the aggregate, have a Company Material
Adverse Effect.

            (h) Neither the Pension Benefit Plans subject to Title IV of ERISA nor any trust created thereunder has been terminated nor have there been any "reportable events" (as defined in Section 4043 of ERISA and the regulations thereun-
der) with respect to either thereof, except any such event which would not, individually or in the aggregate, have a Com-pany Material Adverse Effect nor has there been any event with respect to any Pension Benefit Plan requiring disclosure under
Section 4063(a) of ERISA or any event with respect to any Pen-sion Benefit Plan requiring disclosure under
Section 4041(c)(3)(C) of ERISA, except any such event which would not, individually or in the aggregate, have a Company Material Adverse Effect.

            (i) Neither the Company nor any Subsidiary of the Company nor any ERISA Affiliate has incurred any currently out-standing liability to the Pension Benefit Guaranty Corporation (the "PBGC") or to a trustee appointed under Section 4042(b) or
(c) of ERISA other than for the payment of premiums, all of which have been paid when due. No Pension Benefit Plan has applied for, or received, a waiver of the minimum funding stan-dards imposed by Section 412 of the Code. The information sup-plied to the actuary by the Company or any of its Subsidiaries for use in preparing the most recent actuarial report for

Pension Benefit Plans is complete and accurate in all material respects.

            (j) Neither the Company, any of its Subsidiaries nor any of their ERISA Affiliates has any liability (including any contingent liability under Section 4204 of ERISA) with respect to any multiemployer plan, within the meaning of Section 3(37) of ERISA, covering employees (or former employees) employed in the United States.

            (k) Except as disclosed in Section 4.29 of the Dis-closure Statement, with respect to each of the Pension Benefit and Welfare Plans, true, correct and complete copies of the following documents have been delivered to Parent: (i) the current plans and related trust documents, including amendments thereto, (ii) any current summary plan descriptions, (iii) the most recent Forms 5500, financial statements and actuarial reports, if applicable, and (iv) the most recent IRS determina-tion letter, if applicable.

            (l) Neither the Company, any of its Subsidiaries, any organization to which the Company is a successor or parent corporation, within the meaning of Section 4069(b) of ERISA, nor any of their ERISA Affiliates has engaged in any transac-tion, within the meaning of Section 4069(a) of ERISA, except where the liability for which would not, individually or in the aggregate, have a Company Material Adverse Effect.

            (m) Except as disclosed in Section 4.29 of the Dis-closure Statement, none of the Welfare Plans maintained by the Company or any of its Subsidiaries are retiree life or retiree health insurance plans which provide for continuing benefits or coverage for any participant or any beneficiary of a partici-pant following termination of employment, except as may be required under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended ("COBRA"), or except at the expense of the participant or the participant's beneficiary. The Company and each of its Subsidiaries which maintain a "group health plan" within the meaning of Section 5000(b)(1) of the Code have complied with the notice and continuation requirements of
Section 4980B of the Code, COBRA, Part 6 of Subtitle B of
Title I of ERISA and the regulations thereunder except where the failure to comply would not, individually or in the aggre-gate, have a Company Material Adverse Effect.

            (n) No liability under any Pension Benefit or Wel-fare Plan has been funded nor has any such obligation been satisfied with the purchase of a contract from an insurance company as to which the Company or any of its Subsidiaries has received notice that such insurance company is in rehabilitation.

            (o) Except pursuant to the agreements listed in Sec-tion 4.29 of the Disclosure Statement, the consummation of the transactions contemplated by this Agreement will not result in an increase in the amount of compensation or benefits or accel-erate the vesting or timing of payment of any benefits or com-pensation payable to or in respect of any employee of the Com-pany or any of its Subsidiaries.

            (p)  The Company has disclosed to Parent in Section
4.29 of the Disclosure Statement each material Foreign Plan (as hereinafter defined) to the extent the benefits provided there-under are not mandated by the laws of the applicable foreign jurisdiction. To the Company's knowledge, the Company and each of its Subsidiaries and each of the Foreign Plans are in com-pliance with applicable laws and all required contributions have been made to the Foreign Plans, except where the failure to comply or make contributions would not, individually or in the aggregate, have a Company Material Adverse Effect. For purposes hereof, the term "Foreign Plan" shall mean any plan, program, policy, arrangement or agreement maintained or con-tributed to by, or entered into with, the Company or any Sub-sidiary with respect to employees (or former employees) employed outside the United States.

            Section 4.30 Environmental Matters. (a) The Com-pany and its Subsidiaries and the properties and assets used in their respective businesses (including the Real Properties (as hereinafter defined)) are in substantial compliance with all applicable Environmental Laws (as hereinafter defined), which compliance includes, without limitation, the possession of all licenses, permits, registrations and other governmental autho-rizations (collectively, "Environmental Authorizations") required under applicable Environmental Laws, and compliance with the terms and conditions thereof. Since December 31, 1989, neither the Company nor any of its Subsidiaries has received any communication, whether from a Governmental Author-ity (as hereinafter defined), citizen group, employee or other-wise, that alleges that the Company or any of its Subsidiaries or any of the properties or assets used in their respective businesses (including the Real Properties) is not in full com-pliance with Environmental Laws. All Environmental Authoriza-tions currently held by the Company and its Subsidiaries pursuant to Environmental Laws are identified in Section 4.30 of the Disclosure Statement and represent all Environmental Authorizations necessary for the conduct of the businesses of the Company and its Subsidiaries at the Closing Date. Neither the Company nor any of its Subsidiaries has been notified by any Governmental Authority since December 31, 1989 or has, to the Company's knowledge, any basis to believe, that any such Environmental Authorizations will be modified, suspended or revoked or cannot be renewed or otherwise maintained in the ordinary course of business, and no Environmental Authorization will be modified, suspended or revoked, or denied renewal in the ordinary course of business.

            (b) There is no Environmental Notice (as hereinafter defined) that (i) is pending or, to the best knowledge of the Company, threatened against the Company or any of its Subsid-iaries, (ii) is pending or, to the best knowledge of the Com-pany, threatened against any person or entity whose liability for such Environmental Notice may have been retained or assumed contractually or otherwise by the Company or its Subsidiaries, or to the Company's knowledge, (iii) could subject Parent or Newco to any material risk of loss or damages.

            (c) Except as set forth in Section 4.30 of the Dis-closure Statement, and to the Company's knowledge, there are no past or present actions, activities, circumstances, conditions, events or incidents arising out of, based upon, resulting from or relating to the operation, ownership or use of any proper-ties or assets (including the Real Properties) currently or formerly owned, operated, leased or used by the Company or any of its Subsidiaries (or any of their respective predecessors in interest), including, without limitation, the emission, dis-charge, disposal or other release of any Hazardous Material (as hereinafter defined) in or into the Environment (as hereinafter defined), that (i) could reasonably be expected to result in the incurrence of costs under Environmental Laws, (ii) could reasonably be expected to form the basis of any Environmental Notice against or with respect to the Company or any of its Subsidiaries, or against any person or entity whose liability for any Environmental Notice may have been retained or assumed by or could be imputed or attributed by law or contract to the Company or any of its Subsidiaries or (iii) could subject Par-ent or Newco to any material risk of loss or damages.

            (d) Without in any way limiting the generality of the foregoing, to the Company's knowledge, and except as set forth in Section 4.30 of the Disclosure Statement, (1) there are and have been no underground or above ground storage tanks or other storage receptacles, or related piping, located on, at or under property (including the Real Properties) owned, oper-ated, leased or used by the Company or any of its Subsidiaries (or any of their respective predecessors in interest),
(2) there are and have been no polychlorinated biphenyls used or stored by the Company or any of its Subsidiaries, (3) there are and have been no properties (including the Real Properties) currently or formerly owned, operated, managed, leased or used by the Company or any of its Subsidiaries (or any of their respective predecessors in interest) at which Hazardous Materi-als generated, used, owned, managed, stored or controlled by the Company or any of its Subsidiaries (or any of their respec-tive predecessors in interest) may have been disposed of or otherwise released into the Environment and (4) there is no asbestos contained in or forming part of any building, building component, structure or office space owned, operated, leased or used by the Company or any of its Subsidiaries.

            (e) No lien has been recorded under Environmental Laws with respect to any properties, assets or facilities (including the Real Properties) owned, operated, managed, leased or used by the Company or any of its Subsidiaries.

            (f) Prior to the Closing, the Company shall have made all environmental notifications, registrations and filings as required by all applicable state and local real property disclosure requirements, including those requirements pursuant to Section 22a-134a of the Connecticut General Statutes (the "Connecticut Transfer Act") and the regulations promulgated thereunder.

            (g) In accordance with Section 5.03, the Company has given Parent, Newco and their authorized representatives access to all records and files in its possession or otherwise avail-able to the Company and its Subsidiaries relating to actual or potential compliance or liability issues of the Company and its Subsidiaries under Environmental Laws, including, without limi-tation, all reports, studies, analyses, tests or monitoring results pertaining to the existence of Hazardous Material or any other environmental concern relating to properties, assets or facilities (including the Real Properties) currently or for-merly owned, operated, managed, leased, used or controlled by the Company or any of its Subsidiaries, or otherwise concerning compliance with or liability under Environmental Laws.

            (h) To the Company's knowledge, there has been no disposal, release, discharge, spillage, uncontrolled loss, seepage or filtration of Hazardous Material on-site at any properties, assets or facilities (including the Real Proper-ties) located in the State of Connecticut at which business operations of the Company or any of its Subsidiaries are or have been conducted (the "Properties") and except as set forth in Section 4.30 of the Disclosure Statement, any Hazardous Material which remains on-site is being managed in accordance with state and Federal law and the regulations adopted thereunder.

            (i) Except as set forth in Section 4.30 of the Dis-closure Statement, neither the Company nor any of its Subsid-iaries has filed any forms pursuant to the Connecticut Transfer Act with respect to the Properties or with respect to any prior transfer thereof by the Company or any of its Subsidiaries or their respective predecessors in interest.

            (j)  For purposes of this Agreement:

            (i) "Environment" shall mean any surface water, ground water, or drinking water supply, land surface or subsur-face strata, or ambient air and includes, without limitation, any indoor location.

           (ii) "Environmental Laws" shall mean all federal, state, local and foreign laws, codes, regulations, ordinances, requirements, directives, orders, common law, and administra-tive or judicial interpretations thereof that may be enforced by any Governmental Authority or court, relating to pollution, the protection of human health, the protection of the Environ-ment, or the emission, discharge, disposal or other release or threatened release of Hazardous Materials in or into the Environment.

          (iii) "Environmental Notice" shall mean any notice or claim by any Governmental Authority or other third party alleg-ing liability (including, without limitation, potential lia-bility for investigatory costs, cleanup costs, governmental costs, compliance costs or harm, injuries or damages to any person, property, natural resources, or any fines or penalties) arising out of, based upon, resulting from or relating to any Environmental Law.

           (iv) "Governmental Authority" shall mean any govern-ment or political subdivision or any agency, authority, bureau, central bank, commission, department or instrumentality of either, or any court, tribunal, grand jury or arbitrator, in each case whether foreign or domestic.

            (v) "Hazardous Materials" shall mean all pollutants, contaminants, or chemical, industrial, hazardous or toxic mate-rials, substances, constituents or wastes, including, without limitation, asbestos or asbestos-containing materials, polychlorinated biphenyls and petroleum, oil, or petroleum or oil products, derivatives or constituents, including, without limitation, crude oil or any fraction thereof.

           (vi) "Real Property" shall mean all right, title and interest of the Company or any of its Subsidiaries (including any leasehold estate) in and to a parcel of real property owned or operated by the Company or any of its Subsidiaries together with, in each case, all improvements and appurtenant fixtures, equipment, personal property, easements and other property and rights incidental to the ownership, lease or operation thereof.

            Section 4.31 Directors, Officers and Compensation of Employees. There is set forth in Section 4.31 of the Disclo-sure Statement a true and complete list showing (a) the names and addresses of all directors and officers of the Company and its Subsidiaries; (b) the names of all salaried persons (other than salespersons) whose aggregate compensation for purposes of tax reporting from the Company and its Subsidiaries in the fis-cal year ended December 31, 1994 was, or in the fiscal year ending December 31, 1995 is expected to be, $100,000 or more per year, together with a statement of the full amount expected to be paid to each such person for services in all capacities to be rendered in the fiscal year ending December 31, 1995, and the basis thereof, separately including the amounts paid or payable, or expected to be paid or payable, under bonus or incentive arrangements, if any; and (c) the names and titles of all salespersons whose aggregate compensation for purposes of tax reporting from the Company and its Subsidiaries in the fis-cal year ended December 31, 1994 was, or in the fiscal year ending December 31, 1995 is expected to be, $100,000 or more per year, together with a statement of the base salary, the commission and any amount or amounts under bonus or other incentive arrangements, expected to be paid to each such person in the fiscal year ending December 31, 1995.

            Section 4.32 Disclosure. No representation or war-ranty by the Company and no statement or information relating to the Company or any of its Subsidiaries contained herein, or in any certificate furnished by or on behalf of the Company to Parent or Newco in connection herewith contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary in order to make the state-ments herein or therein, in light of the circumstances under which they were made, not misleading.

                                ARTICLE V

                                COVENANTS

            Section 5.01 Conduct of Business of the Company. Except as expressly contemplated by this Agreement or as expressly agreed to in writing by Parent, during the period from the date of this Agreement to the Effective Time, the Com-pany and its Subsidiaries each will conduct its operations according to its ordinary course of business and consistent with past practice, and will use all commercially reasonable efforts to preserve intact its business organization, to keep available the services of its officers and employees and to maintain satisfactory relationships with suppliers, distribu-tors, customers and others having business relationships with it and will take no action which would materially impair or preclude its ability to consummate the Merger or the other transactions contemplated hereby. Without limiting the gener-ality of the foregoing, and except as otherwise expressly pro-vided in this Agreement, prior to the Effective Time, neither the Company nor any of its Subsidiaries will, without the prior written consent of Parent:

            (a)  amend its Restated Certificate of Incorporation
      (or other applicable charter document) or By-Laws;

            (b) authorize for issuance, issue, sell, deliver, grant any options for, or otherwise agree or commit to issue, sell or deliver any shares of any class of capital stock of the Company or its Subsidiaries (except for options to employees who are not executive officers not to exceed 60,000 shares in the aggregate for all such employ-
      ees) or any securities convertible into or exchangeable or exercisable for shares of any class of capital stock of the Company or its Subsidiaries, other than pursuant to and in accordance with the terms of the Company Common Stock Equivalents listed in Section 4.17 of the Disclosure Statement;

            (c) split, combine or reclassify any shares of its capital stock, declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock or purchase, redeem or otherwise acquire any shares of its own capital stock or that of any of its Subsidiaries;

            (d) except in the ordinary course of business and consistent with past practice (i) create, incur, assume, maintain or permit to exist any long-term debt or any short-term debt for borrowed money other than under
      (x) existing loans or replacements thereof on terms no less favorable than, and in amounts not exceeding, exist-ing loans or (y) existing lines of credit or replacements thereof on terms no less favorable than existing lines of credit, provided that in no event shall borrowings under such replacement line of credit, whether or not in the ordinary course, exceed $8 million; (ii) assume, guaran-tee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any person (other than wholly owned Subsid-iaries of the Company) in the ordinary course of business and consistent with past practices, except for endorse-ments of negotiable instruments for deposit in the ordi-nary course of business and consistent with past practice; or (iii) make any loans, advances or capital contributions to, or investments in, any other person;

            (e) (i) (x) except pursuant to written agreements existing on the date of execution of this Agreement, increase in any manner the compensation of any of its directors or officers, or (y) except in the ordinary course of business and consistent with past practice any of its other employees; (ii) pay or agree to pay any pen-sion, retirement allowance or other employee benefit not required, or enter into or agree to enter into any agree-ment or arrangement with any of its past or present employees relating to any such pension, retirement allow-ance or other employee benefit, except as required under currently existing agreements, plans or arrangements set forth in Section 4.29 of the Disclosure Statement;
      (iii) grant any severance or termination pay (other than as required under currently existing agreements, plans or arrangements set forth in Section 4.29 of the Disclosure Statement) to, or enter into any employment or severance agreement with, any of its past or present employees;
      (iv) except to the extent permitted by the foregoing clause (i), enter into any contract, agreement or under-standing with any of its past or present directors or officers; or (v) except in the ordinary course of business and consistent with past practice or as may be required to comply with applicable law, become obligated (other than pursuant to any new or renewed collective bargaining agreement) under any new pension plan, welfare plan, multiemployer plan, employee benefit plan, benefit arrangement, or similar plan or arrangement which was not in existence on the date hereof, including any bonus, incentive, deferred compensation, stock purchase, stock option, stock appreciation right, group insurance, sever-ance pay, retirement or other benefit plan, agreement or arrangement, or employment or consulting agreement with or for the benefit of any person, or amend any of such plans or any of such agreements in existence on the date hereof;

            (f) except in the ordinary course of business and consistent with past practice or as otherwise expressly contemplated hereby, sell, transfer, lease, license, pledge, mortgage, or otherwise dispose of, or encumber, or agree to sell, transfer, lease, license, pledge, mortgage or otherwise dispose of or encumber, any material proper-ties, real, personal or mixed;

            (g) except as otherwise expressly contemplated hereby, enter into any other agreements, commitments or contracts, except agreements, commitments or contracts for the purchase, sale or lease of goods or services in the ordinary course of business and consistent with past prac-tice and having a term of no more than one year;

            (h) authorize, recommend, propose or announce an intention to authorize, recommend or propose, or enter into any agreement in principle or an agreement with respect to, any plan of liquidation or dissolution, any acquisition of a material amount of assets or securities, any disposition of a material amount of assets or securi-ties or any material change in its capitalization, or any entry into a material contract or any amendment or modifi-cation of any material contract or any release or relin-quishment of any material contract rights not in the ordi-nary course of business and consistent with past practice except as expressly contemplated by this Agreement;

            (i) except as previously approved by the Board of Directors of the Company prior to the date hereof and as identified to Parent prior to the date hereof, authorize or commit to make capital expenditures in excess of $100,000;

            (j) knowingly undertake any act, or suffer to exist any condition, causing any insurance policy naming it as a beneficiary or a loss payee to be cancelled or terminated, except in the ordinary course of business and consistent with past practice and following written notice to Parent;

            (k) maintain its books and records in a manner not in the ordinary course of business and consistent with past practice;

            (l) enter into any hedging, option, derivative or other similar transaction;

            (m) change any assumption underlying, or method of calculating, any bad debt, contingency, provision or other reserve;

            (n) pay, discharge or satisfy any claims, liabili-ties or obligations (absolute, accrued, contingent or otherwise), other than the payment, discharge or satisfac-tion of liabilities (including accounts payable) in the ordinary course of business and consistent with past prac-tice, or collect, or accelerate the collection of, any amounts owed (including accounts receivable) other than the collection in the ordinary course of business; or

            (o)  agree to do any of the foregoing.

            Section 5.02 No Solicitation. (a) The Company agrees that, prior to the Effective Time, it and its Subsidiar-ies shall not, and shall not give authorization or permission to any of its or its Subsidiaries' directors, officers, employ-ees, agents or representatives to, and shall use all commer-cially reasonable efforts to see that such persons do not, directly or indirectly, solicit, initiate, facilitate or encourage (including by way of furnishing or disclosing infor-mation) any merger, consolidation, other business combination involving the Company or its Subsidiaries, acquisition of all or any substantial portion of the assets or capital stock of the Company and its Subsidiaries taken as a whole, or inquiries or proposals concerning or which may reasonably be expected to lead to, any of the foregoing (an "Acquisition Transaction") or negotiate, explore or otherwise communicate in any way with any third party (other than Parent or its affiliates) with respect to any Acquisition Transaction or enter into any agreement, arrangement or understanding requiring it to abandon, terminate or fail to consummate the Merger or any other transactions expressly contemplated by this Agreement, or contemplated to be a material part thereof. The Company shall immediately advise Parent in writing of any inquiries or proposals relating to an Acquisition Transaction.

            (b) Notwithstanding the foregoing, in the event that there is an unsolicited written proposal for an Acquisition Transaction from a bona fide financially capable third party that contains no financing contingency, the Company, in its discretion, shall be permitted to furnish to and communicate with any such party all publicly available information requested by such party. In the event that such party requests information in addition to that which is publicly available, the Company may furnish to and communicate with such third party non-public information only if (i) five business days' written notice shall have been given to Parent; and (ii)(A) the Company's Board of Directors shall have been advised in writing by its investment banker that such third party is financially capable, without any financing contingency, of consummating an Acquisition Transaction that would yield a higher value to the Company's stockholders than will the Merger, (B) the Company's Board of Directors shall have been advised, by the written opinion of outside counsel to the Company, that any failure to provide such non-public information to such party would consti-tute a breach of the fiduciary responsibilities of the Board of Directors to the stockholders of the Company and (C) the Board of Directors, after weighing such advice, determines that tak-ing such action is more likely than not to lead to an Acquisi-tion Transaction with such third party that would yield a higher value to the Company's stockholders than will the Merger and that failing to furnish such information would constitute a breach of the Board's fiduciary duties.

            Section 5.03 Access to Information. (a) From the date of this Agreement until the Effective Time, the Company will give Parent and Newco and their authorized representatives (including counsel, environmental and other consultants, accountants, auditors, and intellectual property counsel and agents) full access during normal business hours to all facili-ties, personnel and operations and to all books and records of the Company and its Subsidiaries, will permit Parent and Newco to make such inspections as they may reasonably require (including without limitation any air, water or soil testing or sampling deemed necessary by them) and will cause its officers and those of its Subsidiaries to furnish Parent with such financial and operating data and other information with respect to the businesses and properties of the Company and its Subsid-iaries as Parent may from time to time reasonably request.

            (b) Parent will permit the Company and its agents, including its counsel, auditors, investment bankers and con-sultants to have full access to Parent's books and records and personnel (including senior executives) for the purpose of con-ducting customary due diligence regarding the accuracy and com-pleteness of the Parent SEC Reports and the Registration State-ment and other information with respect to the business of Par-ent as the Company may from time to time reasonably request.

            (c) Each of Parent and Newco will hold and will cause their respective authorized representatives, including consultants and advisors, to hold in strict confidence pursuant to the Confidentiality Agreement dated April 19, 1995 between Parent and the Company (the "Confidentiality Agreement") all documents and information concerning the Company and its Sub-sidiaries furnished to Parent or Newco in connection with the transactions contemplated by this Agreement. The Company will hold and will cause its authorized representatives, including consultants and advisors, to hold in strict confidence pursuant to the Confidentiality Agreement all documents and information (whether oral or written) concerning Parent and its subsidiar-ies furnished to the Company in connection with the transac-tions contemplated by this Agreement. Notwithstanding any pro-vision of Article X hereof, nothing herein shall relieve any party of liabilities for any and all damages to the other party by reason of any breach of this Section 5.03(c).

            Section 5.04  Registration Statement and Proxy State-
ment.    The Company shall file with the SEC as soon as is rea-
sonably practicable after the date hereof the Proxy Statement and Parent shall file the Registration Statement in which the Proxy Statement shall be included. Parent and the Company shall use all commercially reasonable efforts to have the Reg-istration Statement declared effective by the SEC and the Proxy Statement cleared by the staff of the SEC as promptly as prac-ticable. Parent shall also take any action required to be taken under applicable state blue sky or securities laws in connection with shares of Parent Common Stock to be issued as Closing Consideration. Parent and the Company shall promptly furnish to each other all information, and take such other actions (including without limitation using all commercially reasonable efforts to provide any required consents of their respective independent auditors), as may reasonably be requested in connection with any action by any of them in con-nection with the preceding sentences of this Section 5.04(a).

            Section 5.05 Commercially Reasonable Efforts; Other Actions. (a) Subject to the terms and conditions herein pro-vided, Parent, Newco and the Company shall use all commercially reasonable efforts to take, or cause to be taken, all other actions and do, or cause to be done, all other things neces-sary, proper or appropriate under applicable laws and regula-tions to consummate and make effective the transactions contem-plated by this Agreement, including, without limitation,
(i) the filing of Notification and Report Forms under the HSR Act with the Federal Trade Commission (the "FTC") and the Anti-trust Division of the Department of Justice (the "Antitrust Division") and using all commercially reasonable efforts to respond as promptly as practicable to all inquiries received from the FTC or the Antitrust Division for additional informa-tion or documentation, (ii) the taking of any actions required to qualify the Merger for pooling-of-interests accounting treatment and as a tax-free reorganization within the meaning of Section 368(a) of the Code, (iii) the obtaining of all nec-essary consents, approvals or waivers, and (iv) the lifting of any legal bar to the Merger. Parent shall cause Newco to per-form all of its obligations under this Agreement and provide Newco the resources necessary to perform Newco's obligations under this Agreement and shall not take any action which would cause the Company to fail to perform its obligations hereunder. The Company shall not take any action which would cause Parent or Newco to fail to perform its obligations hereunder.

            (b) Prior to the Effective Time, the Company shall cooperate with Parent in taking such actions as are reasonably appropriate or necessary in connection with any redemption, prepayment, modification, satisfaction or elimination of any outstanding indebtedness of the Company or any of its Subsid-iaries with respect to which a consent is required to be obtained to effectuate the Merger or other transactions contem-plated hereby and has not been so obtained; provided that any such restructuring shall become effective at the Effective Time.

            Section 5.06 Public Announcements. Before issuing any press release or otherwise making any public statement with respect to the Merger or any of the other transactions contem-plated hereby, Parent, Newco and the Company will consult with, and obtain the consent of, each other as to its form and sub-stance and shall not issue any such press release or make any such public statement prior to obtaining such consent, except as may be required by law.

            Section 5.07 Notification of Certain Matters. The Company shall give prompt notice to Parent of any notice of, or other communication asserting, a default or event which, with notice or lapse of time or both, would become a default, received by the Company or any of its Subsidiaries subsequent to the date of this Agreement and prior to the Effective Time, under any contract material to the general affairs, business, operations, assets, condition (financial or otherwise) or pros-pects of the Company and its Subsidiaries taken as a whole to which the Company or any of its Subsidiaries is a party or is subject. Each of the Company and Parent shall give prompt notice to the other party of (a) any notice or other communica-tion from any third party alleging that the consent of such third party is or may be required in connection with the Merger or other transactions contemplated hereby, (b) any material adverse change in their respective general affairs, business, operations, assets, condition (financial or otherwise) or pros-pects or the occurrence of any event which, so far as reason-ably can be foreseen at the time of its occurrence, is reason-ably likely to result in any such change or (c) the occurrence or existence of any event which would, or could with the pas-sage of time or otherwise, make any representation or warranty contained herein untrue in any material respect.

            Section 5.08 Indemnification. (a) Parent shall cause the Surviving Corporation to indemnify, defend and hold harmless the present and former directors and officers of the Company against all losses, claims, damages, expenses or lia-bilities arising out of actions or omissions or alleged actions or omissions occurring at or prior to the Effective Time to the extent permitted or required under applicable law and the Com-pany's Restated Certificate of Incorporation and By-Laws in effect at the date hereof (to the extent consistent with appli-cable law).

            (b) For a period of six years after the Effective Time, the Surviving Corporation shall cause to be maintained in effect the current policies of directors' and officers' lia-bility insurance maintained by the Company (provided that the Surviving Corporation may substitute therefor policies of at least the same coverage and amounts containing terms and condi-tions which are no less advantageous) with respect to claims arising from facts or events which occurred before the Effec-tive Time; provided, however, that the Surviving Corporation shall not be obligated to make annual premium payments for such insurance to the extent such premiums exceed an amount equal to 150% of the annual premiums paid as of the date hereof by the Company for such insurance, in which case the Surviving Corpo-ration shall purchase policies in such amounts and with such coverage as reasonably can be purchased for such amounts.

            (c) The provisions of this Section 5.08 are intended to be for the benefit of, and shall be enforceable by, each person indemnified pursuant to this Section 5.08, his or her heirs and his or her representatives.

            Section 5.09 Expenses. Except as set forth in Sec-tion 10.05, Parent and Newco, on the one hand, and the Company, on the other hand, shall bear their respective expenses incurred in connection with the Merger, including, without limitation, the preparation, execution and performance of this Agreement and the transactions contemplated hereby and all fees and expenses of investment bankers, finders, brokers, agents, representatives, counsel and accountants, except that expenses incurred in printing, mailing and filing (including without limitation, SEC filing fees and stock exchange listing applica-tion fees) the Proxy Statement shall be shared equally by the Company and Parent.

            Section 5.10 Affiliates. The Company shall advise Parent in writing of any person who becomes an Affiliate after the date hereof and prior to the Effective Time and shall use all commercially reasonable efforts to have each such person deliver to Parent, no later than the date such person becomes an Affiliate, a written agreement substantially in the form of Exhibit B hereto.

            Section 5.11  Stock Exchange Listings.  Parent shall
use all commercially reasonable efforts to list on the NYSE and the PSE, upon official notice of issuance, any newly-issued
Parent Common Stock (and the accompanying Parent Purchase
Rights) to be issued in connection with the Merger.

            Section 5.12 Company and Subsidiary Actions. The Company shall not take or omit to take, and shall not cause or permit any of its Subsidiaries to take or omit to take, any action which would cause a breach of any representation or war-ranty of the Company contained in this Agreement such that the

Closing condition set forth in Section 7.01 would not be satisfied.

            Section 5.13 Environmental Matters. The Company shall make all filings and use all commercially reasonable efforts to take all actions necessary to comply with the provi-sions and requirements of all Environmental Laws (including, without limitation, the Connecticut Transfer Act) applicable to the Merger and other transactions contemplated hereby, includ-ing without limitation, any assets or property of the Company or any of its Subsidiaries located in the State of Connecticut. The Company shall keep Parent informed of all actions taken in connection with the foregoing and all such actions shall be on terms and conditions satisfactory to Parent.

            Section 5.14 Resignation of Directors. Prior to the Effective Time, the Company shall take all commercially reason-able efforts to enable the Company to deliver to Parent at the Closing at no cost the resignation of such directors of the Company and, to the extent the Company has the power to remove directors, its Subsidiaries as Parent shall specify, effective at the Effective Time. In connection with any such resigna-tion, the directors shall simultaneously reconvey their direc-tors' qualifying shares, if any, to the applicable Subsidiary or such other persons as Parent shall specify at no additional expense to Parent, Newco or any such Subsidiary other than cus-tomary expenses directly relating to the transfer and issuance of directors' qualifying shares, if any.

            Section 5.15 Stock Purchase Plan. The Company shall, on or before the Effective Time, terminate its 1991 Employee Stock Purchase Plan and distribute to the participants thereunder the entire balance in shares of Company Common Stock and monies of any outstanding stock purchase accounts. Such shares shall be entitled to be exchanged pursuant to this Agreement.

            Section 5.16 Company Rights Agreement. The Company shall not redeem, amend or otherwise modify the rights issued under the Company Rights Agreement (other than to delay any "distribution date" thereon or to render the rights inappli-cable to the Merger or any action permitted under this Agree-
ment) or terminate the Company Rights Agreement prior to the earlier of (i) a vote by the holders of Company Common Stock at the Special Meeting (including any adjournments thereof) which shall not have been sufficient to satisfy the requirements of
Section 6.02, (ii) the termination of this Agreement in accordance with its terms or (iii) the Effective Time, unless required to do so by a court of competent jurisdiction.

                               ARTICLE VI

CONDITIONS TO THE OBLIGATIONS OF PARENT, NEWCO AND THE COMPANY

            The respective obligations of each party to effect the Merger shall be subject to the fulfillment at or prior to the Closing of each of the following conditions:

            Section 6.01 Registration Statement. The Registra-tion Statement shall have become effective in accordance with the provisions of the Securities Act. No stop order suspending the effectiveness of the Registration Statement shall have been issued by the SEC and remain in effect. All necessary state securities or blue sky authorizations shall have been received.

            Section 6.02  Stockholder Approval.  The approval of
a majority of the outstanding shares of Company Common Stock cast at the Special Meeting or any adjournment thereof shall have been obtained.

            Section 6.03  Listings.  The Parent Shares (and the
accompanying Parent Purchase Rights) issuable in the Merger shall have been authorized for listing on the NYSE and the PSE subject to official notice of issuance.

                               ARTICLE VII

        CONDITIONS TO THE OBLIGATIONS OF PARENT AND NEWCO

            The obligation of Parent and Newco to effect the Merger and to perform their other obligations to be performed at or subsequent to the Closing shall be subject to the ful-fillment at or prior to the Closing of the following additional conditions, any one or more of which may be waived by Parent or
Newco:

            Section 7.01 Representations and Warranties True. The representations and warranties of the Company contained herein (without regard to any materiality exceptions or provi-sos therein) shall be true and correct in all respects on the date of this Agreement and the Closing Date as though such rep-resentations and warranties were made at and on such date, except (i) for those untruths or inaccuracies which individu-ally or in the aggregate would not either materially impair or preclude the Company's ability to consummate the Merger and the other transactions contemplated hereby or have a Company Mate-rial Adverse Effect and (ii) for changes expressly permitted or contemplated by this Agreement.

            Section 7.02 Performance. The Company shall have performed and complied in all material respects with all agree-ments, obligations and conditions required by this Agreement to be performed or complied with by it on or prior to the Closing Date except for those failures to so perform or comply which individually or in the aggregate would not either materially impair or preclude the Company's ability to consummate the Merger and the other transactions contemplated hereby or have a Company Material Adverse Effect.

            Section 7.03  Certificates.  The Company shall fur-
nish such certificates of its officers to evidence compliance with the conditions set forth in Sections 7.01 and 7.02 as may be reasonably requested by Parent or Newco.

            Section 7.04 Certain Proceedings. No writ, order, decree or injunction of a court of competent jurisdiction or governmental entity shall have been entered against Parent, Newco or the Company which, and no proceedings therefor shall have been threatened or commenced by any governmental entity which seek to, prohibit or restrict the consummation of the Merger or would otherwise restrict Parent's or the Surviving Corporation's exercise of full rights to own and operate the business of the Company.

            Section 7.05 Consents and Approvals. All necessary consents and approvals of any United States or any other gov-ernmental authority or any other third party required for the consummation of the Merger and the other transactions contem-plated hereby (including without limitation any such consents and approvals required under any Environmental Law) shall have been obtained, and any waiting period applicable to the consum-mation of the Merger under the HSR Act shall have expired or been terminated.

            Section 7.06 Material Adverse Change. There shall not have occurred since December 31, 1994 any material adverse change in the general affairs, management, business, opera-tions, assets, condition (financial or otherwise) or prospects of the Company and its Subsidiaries taken as a whole.

            Section 7.07 Opinion of Counsel. (a) Parent shall have received the opinions of Parker Duryee Rosoff & Haft, counsel to the Company, with respect to Delaware, New York and U.S. federal law, Shawn A. Smith, Esq., counsel to the Company with respect to Connecticut and U.S federal law and D. David Cohen, Esq., counsel to the Company, each substantially in the form of Exhibits D-1, D-2 and D-3, respectively.

            (b) Parent shall have received the opinions of U.K., Canadian and German counsel, each reasonably acceptable to Par-ent, respectively, with respect to the corporate existence and share ownership of the Company's Subsidiaries formed in the U.K., Canada and Germany substantially in the form of paragraphs (a) and (b) of Exhibit D-1.

            (c)  Parent shall have received the opinion of Pepe &
Hazard, Connecticut counsel to the Company with respect to the Connecticut Transfer Act and the matters referred to in
Section 7.09.

            Section 7.08  Tax Matters.  Parent shall have
received from the Company an Officer's Certificate dated the Closing Date in the form of Exhibit G.

            Section 7.09 Environmental Matters. The Company, after consultation with Parent, shall have delivered to Parent in accordance with the requirements of the Connecticut Transfer Act (i) a fully executed Form I Negative Declaration, or (ii) a fully executed Form II Negative Declaration, or (iii) a fully executed Form III Declaration, which Form III shall provide that the Company shall be responsible for such ongoing environ-mental requirements as are set forth in such Form III. If the Company delivers to Parent a Form I or Form II Negative Decla-ration, Company shall also have delivered to Parent such affi-davits and other documentation as are reasonably sufficient to support the Company's conclusion to provide such Form I or Form II.

            Section 7.10  Average Market Value.  The Average Mar-
ket Value of Parent Common Stock shall be equal to or greater than $31 per share.

            Section 7.11 Other Matters. At least 30 days prior to the scheduled date of the Special Meeting, Richard E. Greene shall have repaid in full in cash, all outstanding loans to him by the Company, in an aggregate principal amount of approxi-mately $593,000, and the Company shall have, directly and indirectly, no security interest in, option to purchase, or other right or interest with respect to, any shares of Company Common Stock owned by Mr. Greene; or Parent shall have received a letter from its independent auditors, Ernst & Young LLP, stating the failure to so repay all such loans and/or the Com-pany continuing to have such an interest would not prevent Par-ent from accounting for the Merger as a "pooling of interests."

                              ARTICLE VIII

           CONDITIONS TO THE OBLIGATIONS OF THE COMPANY

            The obligations of the Company under this Agreement to effect the Merger shall be subject to the fulfillment on or before the Closing Date of each of the following additional conditions, any one or more of which may be waived by the Com-pany:

            Section 8.01 Representations and Warranties True. The representations and warranties of Parent and Newco con-tained herein (without regard to any materiality exceptions or provisos therein) shall be true and correct in all material respects on the date of this Agreement and the Closing Date as though such representations and warranties were made at and on such date, except (i) for those untruths or inaccuracies which individually or in the aggregate would not either materially impair or preclude the ability of Parent or Newco to consummate the Merger and the other transactions contemplated hereby or have a Parent Material Adverse Effect and (ii) for changes per-mitted or contemplated by this Agreement.

            Section 8.02 Performance. Parent and Newco shall have performed and complied in all material respects with all agreements, obligations and conditions required by this Agree-ment to be performed or complied with by them on or prior to the Closing Date except for those failures to so perform or comply which individually or in the aggregate would not either materially impair or preclude the ability of Parent or Newco to consummate the Merger and the other transactions contemplated hereby or have a Parent Material Adverse Effect.

            Section 8.03  Certificates.  Parent and Newco shall
furnish such certificates of their respective officers to evi-dence compliance with the conditions set forth in Sections 8.01 and 8.02 as may be reasonably requested by the Company.

            Section 8.04 Certain Proceedings. No writ, order, decree or injunction of a court of competent jurisdiction or governmental entity shall have been entered against Parent, Newco or the Company which prohibits the consummation of the Merger, and any waiting period applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated.

            Section 8.05  Opinion of Counsel.  The Company shall
have received the opinions of Cahill Gordon & Reindel, counsel to Parent, substantially in the forms of Exhibits E and F hereto.

                               ARTICLE IX

                                 CLOSING

            Section 9.01 Time And Place. Subject to the provi-sions of Articles VI, VII, VIII and X, the closing of the Merger (the "Closing") shall take place at the offices of Cahill Gordon & Reindel, as soon as practicable but in no event later than 9:30 A.M., local time, on the first business day after the date on which each of the conditions set forth in Articles VI, VII and VIII have been satisfied or waived by the party or parties entitled to the benefit of such conditions; or at such other place, at such other time, or on such other date as Parent, Newco and the Company may mutually agree. The date on which the Closing actually occurs is herein referred to as the "Closing Date."

            Section 9.02 Filings at the Closing. Subject to the provisions of Articles VI, VII, VIII and X hereof, the Company, Parent and Newco shall cause to be executed and filed at the Closing the Certificate of Merger and shall cause the Certifi-cate of Merger to be recorded in accordance with the applicable provisions of the Delaware Act and shall take any and all other lawful actions and do any and all other lawful things necessary to cause the Merger to become effective.

                                ARTICLE X

                     TERMINATION AND ABANDONMENT

            Section 10.01 Termination. In connection with the structure of the transactions as described in the recitals to this Agreement, the parties have agreed that this Agreement shall not be terminated, nor the Merger abandoned, except in accordance with the provisions of this Article X, all strictly construed against the party seeking such termination. This Agreement may be terminated and the Merger may be abandoned any time prior to the Effective Time, whether before or after approval by the stockholders of the Company:

            (a) by mutual consent of the Boards of Directors of Parent and the Company;

            (b) by either Parent or the Company if, without fault of such terminating party, the Merger shall not have been consummated on or before December 31, 1995, which date may be extended by mutual consent of the parties hereto;

            (c) by either Parent or the Company, if any court of competent jurisdiction in the United States or other gov-ernmental body in the United States shall have issued an order (other than a temporary restraining order), decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the Merger, and such order, decree, ruling or other action shall have become final and nonappealable; or

            (d) by either Parent or the Company, if the approval of a majority of the outstanding shares of Company Common
      Stock cast at the Special Meeting (including any adjourn-ment thereof) is not obtained.

            Section 10.02 Termination by Parent. This Agreement may be terminated and the Merger may be abandoned by action of the Board of Directors of Parent, at any time prior to the Effective Time, before or after the approval by the stockhold-ers of the Company, if (a) the Company shall have failed to comply in any material respect with any of the covenants or agreements contained in Articles I and V of this Agreement to be complied with or performed by the Company at or prior to such date of termination, (b) there exists a breach or breaches of any representation or warranty of the Company contained in this Agreement such that the Closing condition set forth in
Section 7.01 would not be satisfied; provided, however, that if such failure, breach or breaches are capable of being cured prior to the Effective Time, such failure, breach or breaches shall not have been cured within 15 days of delivery to the Company of written notice of such failure, breach or breaches, or (c) the Company shall furnish or disclose non-public infor-mation to a third party with respect to any Acquisition

Transaction, or shall have resolved to do the foregoing and publicly disclosed such resolution.

            Section 10.03 Termination by the Company. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, before or after the approval by the stockholders of the Company, by action of the Board of the Directors of the Company, if (a) Parent or Newco shall have failed to comply in any material respect with any of the covenants or agreements contained in Articles I and V of this Agreement to be complied with or performed by Parent or Newco at or prior to such date of termination or (b) there exists a breach or breaches of any representation or warranty of Parent or Newco contained in this Agreement such that the Closing condition set forth in Section 8.01 would not be satis-fied; provided, however, that if such failure, breach or breaches are capable of being cured prior to the Effective Time, such failure, breach or breaches shall not be cured within 15 days of delivery to Parent of written notice of such failure, breach or breaches.

            Section 10.04  Procedure for Termination.  In the
event of termination and abandonment of the Merger by Parent or the Company pursuant to this Article X, written notice thereof shall forthwith be given to the other.

            Section 10.05  Effect of Termination and Abandonment.
(a) In the event of termination of this Agreement and abandon-ment of the Merger pursuant to this Article X, no party hereto (or any of its directors or officers) shall have any liability or further obligation to any other party to this Agreement, except as provided in Section 5.03(c) and this Section 10.05 and except that nothing herein shall relieve any party from liability for any breach of this Agreement.

            (b) In the event of (i) a termination of this Agree-ment pursuant to Section 10.01(b), (c) or (d) and if prior to any such termination any person shall have made a bona fide proposal concerning a Business Combination Transaction (as defined hereinafter) to the Company or its stockholders or
(ii) any termination of this Agreement by Parent pursuant to
Section 10.02, then the Company shall promptly pay Parent by wire transfer of immediately available funds to an account specified by Parent up to $1.5 million for all documented fees and expenses incurred by Parent (including the fees and expenses of counsel, accountants, consultants and advisors) in connection with this Agreement and the transactions contemplated hereby. In the event of a termination of this Agreement pursuant to Section 10.02(c), the Company shall promptly pay Parent by wire transfer of immediately available funds to an account specified by Parent an additional fee of $2.4 million. If an additional fee has not already become pay-able and if prior to any termination pursuant to
Section 10.01(b), (c) or (d) or 10.02(a) or (b), any person shall have made a bona fide proposal concerning a Business Com-bination Transaction and within twelve months after the execu-tion of this Agreement the Company or any of its Subsidiaries enters into a definitive agreement with a third party with respect to a Business Combination Transaction or a Business Combination Transaction is effected, then the Company, prior to entering into any such definitive agreement or any such Busi-ness Combination Transaction being effected, shall promptly pay Parent by wire transfer of immediately available funds to an account specified by Parent an additional fee of $2.4 million.
As used in this Section 10.05, the term "Business Combination Transaction" shall mean any of the following involving the Com-pany or any Subsidiary, that is material to the business, results of operation, prospects or financial condition of the Company and its Subsidiaries taken as whole: (1) any merger, consolidation, share exchange, business combination or other similar transaction (other than the Merger); (2) any sale, lease, exchange, transfer or other disposition of 25% or more of the assets of the Company and its Subsidiaries, taken as a whole, in a single transaction or series of transactions; or
(3) the acquisition by a person or entity, or any "group" (as such term is defined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) of beneficial owner-ship of 33 1/3% or more of the Company Common Stock, whether by tender offer, exchange offer or otherwise.

            (c) In the event of a termination of this Agreement by the Company pursuant to Section 10.03, then Parent shall promptly pay the Company by wire transfer of immediately avail-able funds to an account specified by the Company up to $1.5 million for all documented fees and expenses incurred by the Company (including the fees and expenses of counsel, accoun-tants, consultants and advisors) in connection with this Agree-ment and the transactions contemplated hereby.

                               ARTICLE XI

                               DEFINITIONS

            Section 11.01  Terms Defined in This Agreement.  The
following capitalized terms used herein shall have the meanings ascribed in the indicated sections.

      Acquisition Transaction.........................   5.02
      Affiliates......................................   4.09
      Agreement.......................................   First Paragraph
      Antitrust Division..............................   5.05
      Average Market Value............................   2.01
      Balance Sheet...................................   4.21
      Business Combination Transaction................   10.05(b)
      Certificates....................................   2.03
      Certificate of Merger...........................   1.02
      Closing.........................................   9.01
      Closing Consideration...........................   2.01
      Closing Date....................................   9.01
      COBRA...........................................   4.29
      Code............................................   Recitals
      Company.........................................   First Paragraph
      Company Common Stock............................   2.01
      Company Common Stock Equivalents................   4.17
      Company Material Adverse Effect.................   4.01
      Company Plans...................................   4.17
      Company Preferred Stock.........................   4.17
      Company Purchase Rights.........................   4.17
      Company Rights Agreement........................   4.08
      Company SEC Reports.............................   4.13
      Confidentiality Agreement.......................   5.03
      Connecticut Transfer Act........................   4.30
      Constituent Corporations........................   First Paragraph
      Convertible Notes...............................   3.02
      Delaware Act....................................   1.01
      Disclosure Statement............................   4.01
      Effective Time..................................   1.02
      Environment.....................................   4.30
      Environmental Authorizations....................   4.30
      Environmental Laws..............................   4.30
      Environmental Notice............................   4.30
      ERISA...........................................   4.29
      ERISA Affiliate.................................   4.29
      Exchange Act....................................   3.05
      Exchange Ratio..................................   2.01
      Foreign Plan....................................   4.29

      FTC.............................................   5.05
      Governmental Authority..........................   4.30
      Hazardous Materials.............................   4.30
      HSR Act.........................................   3.04
      IRS.............................................   4.29
      Intellectual Property Rights....................   4.27
      Merger..........................................   1.01
      Newco...........................................   First Paragraph
      NYSE............................................   2.01
      Parent..........................................   First Paragraph
      Parent Common Stock.............................   2.01
      Parent Material Adverse Effect..................   3.04
      Parent Plans....................................   3.02
      Parent Preferred Stock..........................   3.02
      Parent Purchase Right...........................   2.01
      Parent SEC Reports..............................   3.06
      PBGC............................................   4.29
      Pension Benefit Plans...........................   4.29
      Proxy Statement.................................   3.05
      PSE.............................................   3.04
      Real Property...................................   4.30
      Registration Statement..........................   3.05
      SEC.............................................   3.05
      Securities Act..................................   3.04
      Special Meeting.................................   1.05
      Stockholder Letter Agreement....................   4.10
      Subsidiaries....................................   4.18
      Surviving Corporation...........................   1.01
      Tax Returns.....................................   4.28
      Taxes...........................................   4.28
      Welfare Plans...................................   4.29

                               ARTICLE XII

                              MISCELLANEOUS

            Section 12.01 Amendment and Modification. Subject to applicable law, this Agreement may be amended, modified or supplemented only by written agreement of Parent, Newco and the Company at any time prior to the Effective Time with respect to any of the terms contained herein; provided, however, that after this Agreement is adopted by the stockholders of the Com-pany, no such amendment or modification shall change the amount or form of the Closing Consideration.

            Section 12.02 Waiver of Compliance; Consents. Any failure of Parent or Newco, on the one hand, or the Company, on the other hand, to comply with any obligation, covenant, agree-ment or condition herein may be waived by the Company or Parent or Newco, respectively, only by a written instrument signed by the party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. Whenever this Agreement requires or permits consent by or on behalf of any party hereto, such consent shall be given in writing in a manner consistent with the requirements for a waiver of compliance as set forth in this Section 12.02.

            Section 12.03 Survivability; Investigations. The respective representations and warranties of Parent, Newco and the Company contained herein or in any certificates or other documents delivered prior to or at the Closing shall not be deemed waived or otherwise affected by any investigation made by any party hereto and shall not survive the Closing. Repre-sentations and warranties to a party's knowledge shall mean such party shall have made due inquiry and investigation, except with respect to the Former Locations for which the par-ties acknowledge that no such inquiry or investigation has been undertaken by the Company. For purposes of this section, Former Locations shall mean all locations owned, leased, or subleased by the Company and where the Company operated or had a principal place of business, but excluding its present loca-tions, specifically One Enterprise Drive, Shelton, Connecticut 06484, 12 Cascade Boulevard, Orange, Connecticut 06477, One Waterview Drive, Shelton, Connecticut 06484, and 540 New Haven Avenue, Milford, Connecticut 06460.

            Section 12.04 Notices. All notices and other commu-nications hereunder shall be in writing and shall be delivered personally, by next-day courier or mailed by registered or cer-tified mail (return receipt requested), first class postage prepaid, or telecopied with written confirmation of receipt, to the parties at the addresses specified below (or at such other address for a party as shall be specified by like notice; pro-vided, that notices of a change of address shall be effective only upon receipt thereof). Any such notice shall be effective upon receipt, if personally delivered or telecopied, one day after delivery to a courier for next-day delivery, or three days after mailing, if deposited in the U.S. mail, first class postage prepaid.

            (a)  if to the Company, to

                        Data Switch Corporation
                        One Enterprise Drive
                        Shelton, Connecticut  06484
                        Telecopy:  (203) 926-9879

                        Attention:  Shawn A. Smith, Esq.
                                      Secretary and Corporate Counsel

                  with copies to

                        D. David Cohen, Esq.
                        Expressway Plaza Two
                        Suite 200
                        Roslyn Heights, New York  11577
                        Telecopy:  (516) 621-3516

                        Parker Duryee Rosoff & Haft
                        529 Fifth Avenue
                        New York, New York  10017
                        Telecopy:  (212) 972-9487

                        Attention:  Ira Roxland, Esq.

            (b)  if to Parent, or Newco, to

                        General Signal Corporation
                        One High Ridge Park
                        Stamford, Connecticut  06904
                        Telecopy:  (203) 329-4396

                        Attention:  Signe S. Gates, Esq.
                                      Assistant General Counsel

                  with a copy to

                        Cahill Gordon & Reindel
                        80 Pine Street
                        New York, New York  10005
                        Telecopy:  (212) 269-5420

                        Attention:  W. Leslie Duffy, Esq.

            Section 12.05 Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns (including, without limitation, any wholly owned subsidiary of Parent incorporated under the laws of Delaware and substituted for Newco as provided in
Section 1.01), but neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto without the prior written consent of the other parties, nor is this Agreement intended to confer any rights or remedies hereunder upon any other person except the parties hereto and, with respect to Section 5.08, the officers and directors of the Company.

            Section 12.06 Governing Law. Except as the laws of the State of Delaware are by their terms applicable, this Agreement shall be governed by the laws of the State of New
York (regardless of the laws that might otherwise govern under applicable New York principles of conflicts of law) as to all matters, including but not limited to matters of validity, con-struction, effect, performance and remedies.

            Section 12.07  Counterparts.  This Agreement may be
executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

            Section 12.08 Severability. In case any one or more of the provisions contained in this Agreement should be invalid, illegal or unenforceable in any respect against a party hereto, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby and such invalidity, illegality or unenforceability shall only apply as to such party in the spe-cific jurisdiction where such judgment shall be made.

            Section 12.09 Interpretation. The article and sec-tion headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the par-ties and shall not in any way affect the meaning or interpreta-tion of this Agreement. As used in this Agreement, (i) the term "person" shall mean and include an individual, a partner-ship, a joint venture, a corporation, a trust, an unincor-porated organization and a government or any department or agency thereof; and (ii) the term "Subsidiary" of any specified corporation shall mean any corporation of which a majority of the outstanding securities having ordinary voting power to elect a majority of the board of directors is directly or indi-rectly owned by such specified corporation or any other person of which a majority of the equity interests therein is, directly or indirectly, owned by such specified corporation.

            Section 12.10 Entire Agreement. This Agreement, including the exhibits hereto and the documents and instruments referred to herein (including the Confidentiality Agreement, the Non-Solicitation Agreement, dated May 5, 1995, and Disclo-sure Statement), embodies the entire agreement and understand-ing of the parties hereto in respect of the subject matter con-tained herein and supersedes all prior agreements and under-standings between the parties with respect to such subject mat-ter. There are no representations, promises, warranties, cove-nants, or undertakings, other than those expressly set forth or referred to herein and therein.

            IN WITNESS WHEREOF, Parent, Newco and the Company have caused this Agreement to be signed by their respective duly authorized officers as of the date first above written.


                                    GENERAL SIGNAL CORPORATION


                                    By: /s/ Philip A. Goodrich
                                        Name: Philip A Goodrich
                                        Title: Vice President -
                                               Corporate Development

                                    GENERAL SIGNAL ACQUISITION
                                      CORPORATION


                                    By: /s/ Michael D. Lockhart
                                        Name: Michael D. Lockhart
                                        Title: President


                                    DATA SWITCH CORPORATION


                                    By: /s/ William J. Lifka
                                        Name: William J. Lifka
                                        Title:  Chairman, President and CEO

                                                                  EXHIBIT A


                    AMENDMENT NO. 1 TO RIGHTS AGREEMENT


            AMENDMENT No. 1 TO RIGHTS AGREEMENT, dated as of May 8, 1995, between Data Switch Corporation, a Delaware corpo-ration (the "Company"), and Manufacturers Hanover Trust Company (now Chemical Bank, the "Rights Agent"), amending the Rights Agreement, dated as of June 21, 1988, between the Company and the Rights Agent (the "Rights Agreement").


                           W I T N E S S E T H :

            WHEREAS, the Company intends to enter into an Agree-ment and Plan of Merger ("Merger Agreement") by and among Gen-eral Signal Corporation, a New York corporation ("Parent"), General Signal Acquisition Corporation, a Delaware corporation and a wholly owned Subsidiary of Parent ("Newco") and the Com-pany, dated as of May 8, 1995, relating to the merger (the "Merger") of Newco with and into the Company, with the Company surviving and it is contemplated that this Amendment No. 1 shall be executed by the Company prior to entering into the Merger Agreement; and

            WHEREAS, the Company and the Rights Agent desire to amend the Rights Agreement in accordance with Section 26 of the Rights Agreement and this Amendment No. 1.

            NOW, THEREFORE, in consideration of the premises and mutual agreements set forth in the Rights Agreement and this Amendment No. 1, the parties hereby agree as follows:

            The Rights Agreement is amended by adding the follow-ing new Section to the end of such Agreement:

            "Section 21. Newco Merger. "Notwithstanding any provision herein to the contrary, neither Gen-eral Signal Corporation, a New York corporation
      ("Parent"), nor General Signal Acquisition Corpora-tion, a Delaware corporation and a wholly owned
      Subsidiary of Parent ("Newco"), shall be an Acquiring Person under this Agreement and no Trig-gering Event, Distribution Date or Unapproved
      Transaction has occurred or will occur, in any such case as a result of the approval, execution or delivery of the Agreement and Plan of Merger by and among Parent, Newco and the Company, dated as of May 8, 1995 (the "Merger Agreement") or the consum-mation of the Merger (as defined in the Merger
      Agreement) or other transactions contemplated thereby including, without limitation, the execu-tion and delivery to Parent of the Stockholder Let-ter Agreements (as defined in the Merger
      Agreement)."

            Section 2.  The term "Agreement" as used in the
Rights Agreement shall be deemed to refer to the Rights Agree-ment as amended by this Amendment No. 1.

            Section 3.  This Amendment No. 1 shall be effective
as of the date hereof and, except as set forth herein, the Rights Agreement shall remain in full force and effect and shall be otherwise unaffected hereby.

            Section 4.  This Amendment No. 1 may be executed in
two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

            IN WITNESS WHEREOF, the parties hereto have caused this Amendment No. 1 to be duly executed, all as of the day and year first above written.


                                          DATA SWITCH CORPORATION


                                          By:
                                              Name:
                                              Title:


                                          CHEMICAL BANK,
                                                as Rights Agent


                                          By:
                                              Name:
                                              Title:

                                                                  EXHIBIT B

                     Form of Company Affiliate Letter


General Signal Corporation
One High Ridge Park
Stamford, CT  06904

Gentlement:


            The undersigned, a holder of shares of common stock, par value $.01 per share ("Company Common Stock"), of Data Switch Corporation, a Delaware corporation (the "Company"), is entitled to receive in connection with the merger (the
"Merger") between the Company and a direct wholly owned Subsid-iary of General Signal Corporation ("Parent") shares of common stock, par value $1.00 per share ("Parent Common Stock"), of Parent. The undersigned acknowledges that the undersigned may be deemed an "affiliate" of the Company within the meaning of Rule 145 ("Rule 145") promulgated under the Securities Act of 1933, as amended (the "Act"), although nothing contained herein should be construed as an admission that the undersigned is an affiliate.

            The undersigned further acknowledges that the under-signed has been informed that any Parent Common Stock received by persons who are affiliates upon conversion of any shares of Company Common Stock pursuant to the Merger may be restricted under the Act unless such transaction is registered under the Act or an exemption from such registration is available. The undersigned understands that such exemptions are limited and the undersigned has obtained advice of counsel as to the nature and conditions of such exemptions, including information with respect to the applicability to the sale of such securities of Rules 144 and Rule 145(d) promulgated under the Act.

            The undersigned hereby represents to and covenants with Parent that the undersigned will not sell, assign or transfer any of the Parent Common Stock received by the under-signed upon conversion of shares of Company Common Stock pursu-ant to the Merger except (i) pursuant to an effective registra-tion statement under the Act, (ii) in conformity with the limi-tations specified by Rules 144 and Rule 145(d) or (iii) in a transaction which, in the opinion of counsel reasonably satis-factory to Parent or as described in a "no-action" or interpre-tive letter from the Staff of the Securities and Exchange Com-mission (the "SEC"), is not required to be registered under the Act.

            It is understood that I have no present intention to sell the Parent Common Stock acquired by me pursuant to the Merger. I agree that I will not sell, transfer or otherwise dispose of any Company Common Stock for 30 days prior to the effective date of the Merger or any Parent Common Stock received by me in the Merger until after such time as results covering at least 30 days of combined operations of the Company and Parent have been published by Parent, in the form of a quarterly earnings report, a report to the SEC on Form 10-K, 10-Q or 8-K, or any other public filing or announcement which includes such combined results of operations.

            In the event of a sale or other disposition by the undersigned of Parent Common Stock pursuant to Rule 145, the undersigned will supply Parent with evidence of compliance with such Rule, in the form of a letter in the form of Annex I hereto. The undersigned understands that Parent may instruct its transfer agent to withhold the transfer of any Parent Com-mon Stock disposed of by the undersigned, but that upon receipt of such evidence of compliance the transfer agent shall effec-tuate the transfer of the Parent Common Stock sold as indicated in the letter.

            The undersigned acknowledges and agrees that appro-priate legends will be placed on certificates representing Par-ent Common Stock received by the undersigned in the Merger or held by a transferee thereof, which legends will be removed by delivery of substitute certificates upon receipt of an opinion in form and substance reasonably satisfactory to Parent from counsel reasonably satisfactory to Parent to the effect that such legends are no longer required for the purposes of the Act or the fourth paragraph of this letter.

            The undersigned acknowledges that (i) the undersigned has carefully read this letter and understands the requirements hereof and the limitations imposed upon the distribution, sale, transfer or other disposition of Parent Common Stock and
(ii) the receipt by Parent of this letter is an inducement to Parent's obligations to execute the Agreement and Plan of Merger and to consummate the Merger.

                                    Very truly yours,

                                                                    ANNEX I
                                                               TO EXHIBIT B


[Name]                                                               [Date]


            On _____________ the undersigned sold _____________
shares of common stock, par value $1.00 per share (the "Parent Common Stock"), of General Signal Corporation (the "Parent"). The Parent Common Stock was received by the undersigned in con-nection with the merger of a direct wholly owned Subsidiary of the Parent with and into Data Switch Corporation.

            Based upon the most recent report or statement filed by the Parent with the Securities and Exchange Commission, the Parent Common Stock sold by the undersigned was within the pre-scribed limitations set forth in paragraph (e) of Rule 144 pro-mulgated under the Securities Act of 1933, as amended (the "Act").

            The undersigned hereby represents that the Parent Common Stock was sold in "brokers' transactions" within the meaning of Section 4(4) of the Act or in transactions directly with a "market maker" as that term is defined in Section 3(a)(38) of the Securities Exchange Act of 1934, as amended. The undersigned further represents that the undersigned has not solicited or arranged for the solicitation of orders to buy the Parent Common Stock, and that the undersigned has not made any payment in connection with the offer or sale of the Parent Com-mon Stock to any person other than to the broker who executed the order in respect of such sale.

                                    Very truly yours,

                                                                  EXHIBIT C


                                                                May 8, 1995


General Signal Corporation
One High Ridge Park
Stamford, CT  06904


Gentlemen:

            This letter is being delivered to you in connection with, and to induce you to enter into, the Agreement and Plan of Merger by and among General Signal Corporation ("Parent"), General Signal Acquisition Corporation and Data Switch Corpora-tion dated as of May 8, 1995 (the "Merger Agreement"), a copy of which is attached hereto as Annex 1.

            You and the undersigned prior to the date hereof had no agreement, arrangement or understanding to acquire the Shares (as defined hereinafter) or for the purpose of acquiring, holding, voting or disposing of the Shares. Prior to the date hereof, the Board of Directors of Data Switch Cor-poration, a Delaware corporation ("the Company"), has approved you and the undersigned entering into this letter agreement and the transactions contemplated by this letter agreement, as well as the execution and delivery by the Company of the Merger Agreement providing for the merger of the Company with a direct wholly-owned subsidiary of yours (the "Merger") and the conver-sion of each outstanding share of common stock, par value $.01 per share, of the Company (the "Company Common Stock"), other than shares of Common Stock owned by the Company or any subsid-iary of the Company, into the right to receive common stock, par value $1.00 per share, of Parent ("Parent Common Stock").

            The undersigned hereby represents and warrants to, and covenants and agrees with, Parent as follows:

            (a) Your and the undersigned's obligations hereunder shall be subject to the condition that the Merger and this let-ter agreement shall have been approved by the Board of Direc-tors of the Company with the effect that Parent will not be subject to the restrictions of Section 203 of the Delaware Gen-eral Corporation Law.

            (b) The undersigned is the beneficial and/or record holder of approximately 2,041,275 shares of Company Common
Stock (the "Shares"), including 131,250 shares held in a trust for the benefit of Barry Greene and Lauren Jennifer Greene and 47,000 shares held by his wife (as to which the undersigned disclaims beneficial ownership), and has the right to acquire certain additional shares of Company Common Stock (the "Rights"). 400,000 of the Shares (the "Pledged Shares") have been pledged to the Company as collateral security for a loan in the principal amount of approximately $500,000 (the "Loan").

            (c) The undersigned will not assign, sell, transfer or otherwise dispose of, including by way of pledge, hypotheca-tion or grant of any security interest, any of the Shares, the Rights, or any Future Shares (as hereinafter defined), or enter into any direct or indirect agreement or arrangement to effect any of the foregoing, on or before December 31, 1995; provided, that the undersigned may pledge Pledged Shares to a broker or commercial bank for the purpose of securing a loan to repay the Loan and another loan by the Company to the undersigned in the principal amount of approximately $93,000.

            (d) In the event that any proposal or offer (other than a proposal or offer by Parent or its affiliates) for a tender or exchange offer, merger, consolidation or other busi-ness combination involving the Company or any Subsidiary of the Company or any proposal to acquire in any manner a substantial equity interest in, or a substantial portion of the assets of, the Company or any of its Subsidiaries or a liquidation or dis-solution of the Company (an "Acquisition Proposal") is the sub-ject of approval or ratification by the shareholders of the Company on or before December 31, 1995, the undersigned agrees to vote the Shares and any Future Shares for the Merger Agree-ment and against approval or ratification of, and to refuse to give any written consent for, any such Acquisition Proposal and not otherwise to take any action that would or could have the effect of increasing the likelihood that such Acquisition Pro-posal would be approved or ratified by the shareholders of the Company or otherwise entered into by the Company. If prior to the termination of the Merger Agreement pursuant to Section 10.01(b), (c) or (d) or 10.2 thereof any person shall have made a bona fide proposal concerning a Business Combination Transac-tion (as defined in the Merger Agreement) to the Company or its stockholders and within twelve months after any such termina-tion the Company or any of its Subsidiaries effects a Business Combination Transaction which the undersigned has consented to or voted the Shares or the Future Shares to approve or ratify or in respect of which the undersigned has taken any action that would or could have the effect of increasing the likeli-hood that such Business Combination Transaction is effected, then the undersigned shall pay to Parent cash, by wire transfer of immediately available funds, in an amount equal to the excess of the amount realized by the undersigned in connection with such Business Combination Transaction and $4.55 per Share.

            (e) The undersigned hereby delivers to you his duly executed and irrevocable proxy attached hereto with respect to the Shares and any shares of Company Common Stock acquired after the date hereof, including without limitation upon exer-cise of any Rights (the "Future Shares").

            (f) The undersigned agrees that, prior to the ear-lier of the Effective Time (as defined in the Merger Agreement) and December 31, 1995, the undersigned shall not, directly or indirectly, solicit, initiate or encourage (including by way of furnishing information) inquiries or proposals concerning any Acquisition Proposal or negotiate, explore or otherwise commu-nicate with any third party (other than Parent or its affili-ates) regarding any Acquisition Proposal.

            (g) The undersigned hereby agrees, from and after the date hereof, to use all reasonable efforts to assist in the Merger (as defined in the Merger Agreement) becoming effective and being treated as contemplated by the Merger Agreement; pro-vided, however, that this provision shall not obligate the undersigned to incur any costs, expenses or liability or take any actions to its economic detriment. The undersigned further agrees to execute and deliver or cause to be delivered to Par-ent such additional powers and instruments as Parent may rea-sonably require or deem advisable to carry into effect the pur-poses of this letter agreement or the Merger Agreement.

            This letter agreement shall be governed by the laws of the State of New York applicable to contracts made and per-formed wholly in such state.

                                    Very truly yours,


Agreed to:

General Signal Corporation


By:________________________
   Name:
   Title:


Approved:

Data Switch Corporation

By:________________________
   Name:
   Title:

                             Irrevocable Proxy


            The undersigned hereby revokes any previous proxies
and appoints              ,                  and            ,
and each of them, as attorney and proxy of the undersigned to attend any and all meetings of the shareholders of Data Switch Corporation, a Delaware corporation ("the Company"), to vote all shares of common stock, $.01 par value, of the Company owned by the undersigned on the date hereof or hereafter acquired (including, without limitation, any such shares acquired upon exercise of any Rights (as defined in the attached letter agreement)) and to represent and otherwise to act for the undersigned in the same manner and with the same effect as if done by the undersigned where any Acquisition Pro-posal (as defined in the attached letter agreement), including without limitation the Merger (as defined in the Agreement and Plan of Merger by and among General Signal Corporation, General Signal Acquisition Corporation and the Company dated as of May 8, 1995), is submitted to shareholders of the Company for approval.

            This proxy shall be deemed to be a proxy coupled with an interest and is irrevocable and shall remain in effect until December 31, 1995.

            The undersigned authorizes such attorney and proxy to substitute any other person to act hereunder, to revoke any substitution and to file this proxy and any substitution or revocation with the Secretary of the Company.


                                          Name:


Dated:  May 8, 1995

                                                                EXHIBIT D-1


             [Form of Opinion of PARKER DURYEE ROSOFF & HAFT]


Ladies and Gentlemen:

            We have acted as counsel to Data Switch Corporation, a Delaware corporation (the "Company"), in connection with the Agreement and Plan of Merger (the "Merger Agreement") dated as of May 8, 1995 by and among the Company, General Signal Corpo-ration, a New York corporation (the "Parent"), and General Sig-nal Acquisition Corporation, a Delaware corporation ("Newco"). This opinion is being rendered to you pursuant to Section 7.07 of the Agreement. Capitalized terms, unless otherwise defined herein, shall have the meanings ascribed to them in the Merger Agreement.

            As such counsel, we have reviewed the Agreement, the Registration Statement, the Proxy Statement/Prospectus and the Company SEC Reports. We have also examined the Certificate of Incorporation and Bylaws of the Company, the resolutions adopted by the Board of Directors of the Company and such other documents, certificates and instruments as in our judgment were necessary or appropriate to enable us to render the opinions expressed below.

            The law covered by the opinions expressed herein is limited to the Federal law of the United States, the laws of the State of New York and the General Corporation Law of the State of Delaware (the "DGCL").

            Based upon and subject to the foregoing and subject to the limitations and qualifications set forth below, we are of the opinion that:

            (a) Each of the Company and the Company's Subsidiar-ies incorporated under the laws of a state of the United States (the "Domestic Subsidiaries") which would constitute a "sig-nificant Subsidiary" as defined in Rule 1.02 of Regulation S-X promulgated by the SEC (each a "Significant Subsidiary" and collectively the "Significant Subsidiaries") is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Each of the Company and its Domestic Subsidiaries is duly qual-ified to transact business and is in good standing as a foreign corporation in each jurisdiction where, to our knowledge, the character of its activities requires such qualification, except where the failure to be so qualified would not, individually or in the aggregate, either materially impair or preclude the ability of the Company to consummate the Merger and the other transactions contemplated by the Merger Agreement or have a Company Material Adverse Effect.

            (b) The Company is directly or indirectly the record and, to our knowledge, beneficial owner of all of the outstand-ing shares of capital stock of each of its Domestic Subsidiar-ies, all of such shares so owned by the Company are validly issued, fully paid and nonassessable and, except as set forth on Schedule (b) hereto, are owned by it free and clear of any claim, lien or encumbrance perfected by possession of the cer-tificates evidencing such shares and, to our knowledge, any other claim, lien or encumbrance.

            (c) The authorized capital stock of the Company con-sists of 20,000,000 shares of common stock, par value $.01 per share ("Common Stock") and 100,000 shares of Convertible Pre-ferred Stock, par value $10.00 per share ("Preferred Stock").
As of the date hereof, there were            shares of Common
Stock and no shares of Preferred Stock issued and outstanding
and        shares of Common Stock held in the Company's trea-
sury. All of such outstanding shares of Common Stock are duly authorized, validly issued, fully paid and nonassessable, and have not been issued in violation of any preemptive rights. Except for outstanding warrants and options entitling the hold-
ers thereof to purchase up to          shares of Common Stock,
outstanding debt securities of the Company convertible in up to shares of Common Stock and the Company Purchase
Rights, to our knowledge, there are no other outstanding or authorized options, warrants, calls, subscriptions, rights, commitments or any other agreements of any character obligating the Company to issue, transfer or sell any shares of capital stock of the Company or any securities convertible into or evi-dencing the right to purchase or subscribe for any shares of such stock.

            (d) The Company has all requisite corporate power and authority to execute and deliver the Merger Agreement and to perform its obligations thereunder. The execution and delivery of the Merger Agreement by the Company and the consum-mation by the Company of the Merger and other transactions con-templated thereby have been duly and validly authorized by all necessary corporate action on the part of the Company and no other corporate proceedings on the part of the Company (assum-ing approval by the Company's stockholders as required by the

Delaware Act and the Company's Restated Certificate of Incorpo-ration) are necessary to authorize the Merger Agreement or the consummation of the transactions contemplated thereby. The Merger Agreement has been duly and validly executed and deliv-ered by the Company and constitutes the legal, valid and bind-ing agreement of the Company, enforceable against it in accor-dance with its terms subject to applicable bankruptcy, insol-vency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors' rights and remedies gener-ally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

            (e) The execution and delivery of the Merger Agree-ment, the consummation of the Merger and the other transactions contemplated thereby and compliance by the Company with any of the provisions thereof will not conflict with, constitute a default under or violate (i) any of the terms, conditions or provisions of the Restated Certificate of Incorporation (or other applicable charter document) or By-Laws of the Company or any of its Subsidiaries, (ii) any of the terms, conditions or provisions of any document, agreement or other instrument of which we have knowledge to which the Company or any of its Sub-sidiaries is a party or by which any of them is bound,
(iii) any law or regulation (other than federal and state secu-rities or blue sky laws, as to which we express no opinion) applicable to the Company or any of its Subsidiaries, or
(iv) any judgment, writ, injunction, decree, order or ruling of any court or governmental authority of which we have knowledge binding on the Company or any of its Subsidiaries, excluding from the foregoing clauses (ii), (iii) and (iv) conflicts, defaults or violations which, either individually or in the aggregate, would not have a Company Material Adverse Effect.

            (f) No consent, approval, waiver, license or autho-rization or other action by or filing with any governmental authority is required in connection with the execution and delivery by the Company of the Merger Agreement or the consum-mation by the Company of the Merger or other transactions con-templated thereby except for the filings required under and in compliance with the HSR Act or the Delaware Act, and filings under federal or state securities or blue sky laws, as to which we express no opinion, and except for consents, approvals, waivers, licenses or authorizations which if not obtained, made or given will not, individually or in the aggregate, have a Company Material Adverse Effect.

            (g) Except as disclosed on the Balance Sheet or in the Disclosure Statement, to our knowledge, there is no
(i) claim, action, suit or proceeding pending or threatened against or relating to the Company or any of its Subsidiaries before any court or governmental or regulatory authority or body or arbitration tribunal, or (ii) outstanding judgment, order, writ, injunction or decree, or application, request or motion therefor, of any court, governmental agency or arbitra-tion tribunal in a proceeding to which the Company, any Subsid-iary of the Company or any of their respective assets was or is a party except, in the case of clauses (i) and (ii) above, such as would not, individually or in the aggregate, have a Company Material Adverse Effect.

            (h) The Registration Statement and Proxy Statement (with respect to the Company and its Subsidiaries) comply as to form in all material respects with the applicable provisions of the Securities Act and Exchange Act, as the case may be (except that no opinion is expressed herein with respect to the finan-cial statements and the notes thereto, the financial statement schedules and the other financial, statistical and accounting data included in the Registration Statement).

            (i)  Except for the persons listed on the attached
Schedule (i), to our knowledge, no person, for purposes of Rule
145 under the Securities Act, is an affiliate of the Company.

            In addition, we have participated in conferences with directors, officers and other representatives of the Company, Parent and Newco, and representatives of the independent public accountants for the Company, Parent and Newco, at which confer-ences the contents of the Registration Statement and Proxy Statement and related matters were discussed, and, although we have not independently verified and are not passing upon and assume no responsibility for the accuracy, completeness or fairness of the statements contained in the Registration State-ment or Proxy Statement, on basis of the foregoing (relying as to materiality to a large extent upon the opinions of the officers and other representatives of the Company) no facts have come to our attention which lead us to believe that the portions of the Registration Statement or Proxy Statement with respect to the Company and its Subsidiaries, in the case of the Registration Statement, on the effective date of the Registra-tion Statement or at the Effective Time and, in the case of the Proxy Statement, at the date the Proxy Statement was first mailed to shareholders, at the time of the Special Meeting or at the Effective Time, contained an untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements contained therein not misleading (it being understood that we express no view with respect to the financial statements and related notes, the financial statement schedules and the other finan-cial, statistical and accounting data included or incorporated in the Registration Statement or the Prospectus).

            The opinions set forth herein are subject to the fol-lowing assumptions, qualifications and limitations:

            (a) We have assumed, with your permission and with-out independent investigation: (i) that the signatures on all documents examined by us are genuine and that where any such signature purports to have been made in a corporate, governmen-tal, fiduciary or other capacity, the person who affixed such signature to such document had authority to do so (other than if such person is an officer of the Company), (ii) the authen-ticity of documents submitted to us as originals, and the con-formity to authentic original documents of all documents sub-mitted to us as certified, conformed or photostatic copies and
(iii) the correctness of public files, records and certificates of, or furnished by, governmental or regulatory agencies or authorities.

            (b) We have assumed, with your permission and with-out independent investigation, that the Merger Agreement and the agreements contemplated therein have been duly authorized, executed and delivered by each of the parties thereto (other than the Company) and constitute the valid and binding obliga-tions of such parties, enforceable against such parties in accordance with their terms.

            (c) As to matters of fact we have relied upon and assumed the accuracy of, with your permission, the statements of fact contained in the certificates of the Company delivered to Parent and Newco pursuant to Section 7.03 and such other certificates of officers of the Company which are reasonably satisfactory to your counsel and which are attached to this opinion, and, except as otherwise specifically provided herein, have not made any independent investigation or verification of the accuracy of the factual statements contained therein.

            (d)   In rendering the opinions set forth in
paragraph (a), as to the good standing of the Company and its Domestic Subsidiaries under the laws of the jurisdiction of its incorporation or formation and the good standing and due qualification of the Company and its Domestic Subsidiaries as a foreign corporation in the specific jurisdictions listed in
Section 4.01 of the Disclosure Statement, we have relied exclu-sively upon certificates of public officials, copies of which have been furnished to you.

            (e)   In rendering the opinions set forth in
paragraphs (b) and (c), we have assumed the correctness of, and are relying solely upon, the statements set forth in the cer-tificates of the Company delivered to Parent and Newco pursuant to Section 7.03 and such other certificates of officers of the Company which are reasonably satisfactory to your counsel and copies of which have been furnished to you previously, without making any independent investigation or inquiry whatsoever with respect to the accuracy of such statements, other than a review of the relevant minute books and stock transfer records.

            (f) Except as otherwise specifically provided herein, when we have given an opinion herein "to our knowl-edge," "known to us," or "of which we have actual knowledge," we have relied solely upon the conscious awareness of informa-tion by lawyers of this Firm who have been involved in negoti-ating the Merger and preparing the Merger Agreement, the Proxy Statement/Prospectus and the Registration Statement, upon cer-tificates of officers of the Company and, where appropriate, upon a review of the Certificate of Incorporation and By-laws of the Company and upon the exhibits to the Registration State-ment, and we have not made any other independent investigation or inquiry.

            This opinion is furnished as of the date hereof by us, as counsel for the Company, to you solely with respect to the Merger and with the understanding that we are not hereby assuming any professional responsibility to any other person or entity whatsoever.

                                          Very truly yours,

                                          PARKER DURYEE ROSOFF & HAFT


                                          By: ________________________
                                              A Member of the Firm

                                                                EXHIBIT D-2


                    [Form of Opinion of SHAWN A. SMITH]


            (a) Each of the Company and the Company's Subsidiar-ies (the "Subsidiaries") which would constitute a "significant Subsidiary" as defined in Rule 1.02 of Regulation S-X promul-gated by the SEC (each a "Significant Subsidiary" and collec-tively the "Significant Subsidiaries") is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation and has all requisite cor-porate power and authority to own, lease and operate its prop-erties and to carry on its business as now being conducted.
Each of the Company and its Subsidiaries is duly qualified to transact business and is in good standing as a foreign corpora-tion in each jurisdiction where, to my knowledge, the character of its activities requires such qualification, except where the failure to be so qualified would not, individually or in the aggregate, either materially impair or preclude the ability of the Company to consummate the Merger and the other transactions contemplated by the Merger Agreement or have a Company Material Adverse Effect.

            (b) The Company is directly or indirectly the record and, to my knowledge, beneficial owner of all of the outstand-ing shares of capital stock of each of its Subsidiaries, all of such shares so owned by the Company are validly issued, fully paid and nonassessable and, except as set forth on Schedule (b) hereto, are owned by it free and clear of any perfected claim, lien or encumbrance and, to my knowledge, any other claim, lien or encumbrance.

            (c) The authorized capital stock of the Company con-sists of 20,000,000 shares of common stock, par value $.01 per share ("Common Stock") and 100,000 shares of Convertible Pre-ferred Stock, par value $10.00 per share ("Preferred Stock").
As of the date hereof, there were            shares of Common
Stock and no shares of Preferred Stock issued and outstanding
and        shares of Common Stock held in the Company's trea-
sury. All of such outstanding shares of Common Stock are duly authorized, validly issued, fully paid and nonassessable, and have not been issued in violation of any preemptive rights.
Except for outstanding warrants and options entitling the hold-
ers thereof to purchase up to          shares of Common Stock,
outstanding debt securities of the Company convertible in up to shares of Common Stock and the Company Purchase
Rights, to my knowledge, there are no other outstanding or authorized options, warrants, calls, subscriptions, rights, commitments or any other agreements of any character obligating the Company to issue, transfer or sell any shares of capital stock of the Company or any securities convertible into or evi-dencing the right to purchase or subscribe for any shares of such stock.

            (d) The Company has all requisite corporate power and authority to execute and deliver the Merger Agreement and to perform its obligations thereunder. The execution and delivery of the Merger Agreement by the Company and the consum-mation by the Company of the Merger and other transactions con-templated thereby have been duly and validly authorized by all necessary corporate action on the part of the Company and no other corporate proceedings on the part of the Company (assum-ing approval by the Company's stockholders as required by the Delaware Act and the Company's Restated Certificate of Incorpo-ration) are necessary to authorize the Merger Agreement or the consummation of the transactions contemplated thereby. The Merger Agreement has been duly and validly executed and deliv-ered by the Company and constitutes the legal, valid and bind-ing agreement of the Company, enforceable against it in accor-dance with its terms.

            (e) The execution and delivery of the Merger Agree-ment, the consummation of the Merger and the other transactions contemplated thereby and compliance by the Company with any of the provisions thereof will not conflict with, constitute a default under or violate (i) any of the terms, conditions or provisions of the Restated Certificate of Incorporation (or other applicable charter document) or By-Laws of the Company or any of its Subsidiaries, (ii) any of the terms, conditions or provisions of any document, agreement or other instrument of which I have knowledge to which the Company or any of its Sub-sidiaries is a party or by which any of them is bound,
(iii) any law or regulation (other than federal and state secu-rities or blue sky laws, as to which I express no opinion) applicable to the Company or any of its Subsidiaries, or
(iv) any judgment, writ, injunction, decree, order or ruling of any court or governmental authority of which I have knowledge binding on the Company or any of its Subsidiaries, excluding from the foregoing clauses (ii), (iii) and (iv) conflicts, defaults or violations which, either individually or in the aggregate, would not have a Company Material Adverse Effect.

            (f) No consent, approval, waiver, license or autho-rization or other action by or filing with any governmental authority is required in connection with the execution and delivery by the Company of the Merger Agreement or the consum-mation by the Company of the Merger or other transactions con-templated thereby except for the filings required under and in compliance with the HSR Act or the Delaware Act, and filings under federal or state securities or blue sky laws, as to which I express no opinion, and except for consents, approvals, waiv-ers, licenses or authorizations which if not obtained, made or given will not, individually or in the aggregate, have a Com-pany Material Adverse Effect.

            (g) Except as disclosed on the Balance Sheet or in the Disclosure Statement, to my knowledge, there is no
(i) claim, action, suit or proceeding pending or threatened against or relating to the Company or any of its Subsidiaries before any court or governmental or regulatory authority or body or arbitration tribunal, or (ii) outstanding judgment, order, writ, injunction or decree, or application, request or motion therefor, of any court, governmental agency or arbitra-tion tribunal in a proceeding to which the Company, any Subsid-iary of the Company or any of their respective assets was or is a party except, in the case of clauses (i) and (ii) above, such as would not, individually or in the aggregate, have a Company Material Adverse Effect.

            (h) The Registration Statement and Proxy Statement (with respect to the Company and its Subsidiaries) comply as to form in all material respects with the applicable provisions of the Securities Act and Exchange Act, as the case may be (except that no opinion is expressed herein with respect to the finan-cial statements and the notes thereto, the financial statement schedules and the other financial, statistical and accounting data included in the Registration Statement).

            (i)   Except for the persons listed on the attached
Schedule (i), to my knowledge, no person, for purposes of Rule
145 under the Securities Act, is an affiliate of the Company.

            In addition, I have participated in conferences with directors, officers and other representatives of the Company, Parent and Newco, and representatives of the independent public accountants for the Company, Parent and Newco, at which confer-ences the contents of the Registration Statement and Proxy Statement and related matters were discussed, and, although I have not independently verified and am not passing upon and assume no responsibility for the accuracy, completeness or fairness of the statements contained in the Registration State-ment or Proxy Statement, on basis of the foregoing (relying as to materiality to a large extent upon the opinions of the officers and other representatives of the Company) no facts have come to my attention which lead me to believe that the portions of the Registration Statement or Proxy Statement with respect to the Company and its Subsidiaries, in the case of the Registration Statement, on the effective date of the Registra-tion Statement or at the Effective Time and, in the case of the Proxy Statement, at the date the Proxy Statement was first mailed to shareholders, at the time of the Special Meeting or at the Effective Time, contained an untrue statement of a mate-rial fact or omitted to state a material fact required to be stated therein or necessary to make the statements contained therein not misleading (it being understood that I express no view with respect to the financial statements and related notes, the financial statement schedules and the other finan-cial, statistical and accounting data included or incorporated in the Registration Statement or the Prospectus).

                                                                EXHIBIT D-3


                    [Form of Opinion of D. DAVID COHEN]


            (a) Each of the Company and the Company's Subsidiar-ies (the "Subsidiaries") which would constitute a "significant Subsidiary" as defined in Rule 1.02 of Regulation S-X promul-gated by the SEC (each a "Significant Subsidiary" and collec-tively the "Significant Subsidiaries") is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation and has all requisite cor-porate power and authority to own, lease and operate its prop-erties and to carry on its business as now being conducted.
Each of the Company and its Subsidiaries is duly qualified to transact business and is in good standing as a foreign corpora-tion in each jurisdiction where, to my knowledge, the character of its activities requires such qualification, except where the failure to be so qualified would not, individually or in the aggregate, either materially impair or preclude the ability of the Company to consummate the Merger and the other transactions contemplated by the Merger Agreement or have a Company Material Adverse Effect.

            (b) The Company is directly or indirectly the record and, to my knowledge, beneficial owner of all of the outstand-ing shares of capital stock of each of its Subsidiaries, all of such shares so owned by the Company are validly issued, fully paid and nonassessable and, except as set forth on Schedule (b) hereto, are owned by it free and clear of any perfected claim, lien or encumbrance and, to my knowledge, any other claim, lien or encumbrance.

            (c) The authorized capital stock of the Company con-sists of 20,000,000 shares of common stock, par value $.01 per share ("Common Stock") and 100,000 shares of Convertible Pre-ferred Stock, par value $10.00 per share ("Preferred Stock").
As of the date hereof, there were            shares of Common
Stock and no shares of Preferred Stock issued and outstanding
and        shares of Common Stock held in the Company's trea-
sury. All of such outstanding shares of Common Stock are duly authorized, validly issued, fully paid and nonassessable, and have not been issued in violation of any preemptive rights.
Except for outstanding warrants and options entitling the hold-
ers thereof to purchase up to          shares of Common Stock,
outstanding debt securities of the Company convertible in up to shares of Common Stock and the Company Purchase
Rights, to my knowledge, there are no other outstanding or authorized options, warrants, calls, subscriptions, rights, commitments or any other agreements of any character obligating the Company to issue, transfer or sell any shares of capital stock of the Company or any securities convertible into or evi-dencing the right to purchase or subscribe for any shares of such stock.

            (d) The Company has all requisite corporate power and authority to execute and deliver the Merger Agreement and to perform its obligations thereunder. The execution and delivery of the Merger Agreement by the Company and the consum-mation by the Company of the Merger and other transactions con-templated thereby have been duly and validly authorized by all necessary corporate action on the part of the Company and no other corporate proceedings on the part of the Company (assum-ing approval by the Company's stockholders as required by the Delaware Act and the Company's Restated Certificate of Incorpo-ration) are necessary to authorize the Merger Agreement or the consummation of the transactions contemplated thereby. The Merger Agreement has been duly and validly executed and deliv-ered by the Company and constitutes the legal, valid and bind-ing agreement of the Company, enforceable against it in accor-dance with its terms.

            (e) The execution and delivery of the Merger Agree-ment, the consummation of the Merger and the other transactions contemplated thereby and compliance by the Company with any of the provisions thereof will not conflict with, constitute a default under or violate (i) any of the terms, conditions or provisions of the Restated Certificate of Incorporation (or other applicable charter document) or By-Laws of the Company or any of its Subsidiaries, (ii) any of the terms, conditions or provisions of any document, agreement or other instrument of which I have knowledge to which the Company or any of its Sub-sidiaries is a party or by which any of them is bound,
(iii) any law or regulation (other than federal and state secu-rities or blue sky laws, as to which I express no opinion) applicable to the Company or any of its Subsidiaries, or
(iv) any judgment, writ, injunction, decree, order or ruling of any court or governmental authority of which I have knowledge binding on the Company or any of its Subsidiaries, excluding from the foregoing clauses (ii), (iii) and (iv) conflicts, defaults or violations which, either individually or in the aggregate, would not have a Company Material Adverse Effect.

            (f) No consent, approval, waiver, license or autho-rization or other action by or filing with any governmental authority is required in connection with the execution and delivery by the Company of the Merger Agreement or the consum-mation by the Company of the Merger or other transactions con-templated thereby except for the filings required under and in compliance with the HSR Act or the Delaware Act, and filings under federal or state securities or blue sky laws, as to which I express no opinion, and except for consents, approvals, waiv-ers, licenses or authorizations which if not obtained, made or given will not, individually or in the aggregate, have a Com-pany Material Adverse Effect.

            (g) Except as disclosed on the Balance Sheet or in the Disclosure Statement, to my knowledge, there is no (i) claim, action, suit or proceeding pending or threatened against or relating to the Company or any of its Subsidiaries before any court or governmental or regulatory authority or body or arbitration tribunal, or (ii) outstanding judgment, order, writ, injunction or decree, or application, request or motion therefor, of any court, governmental agency or arbitration tri-bunal in a proceeding to which the Company, any Subsidiary of the Company or any of their respective assets was or is a party except, in the case of clauses (i) and (ii) above, such as would not, individually or in the aggregate, have a Company Material Adverse Effect.

            (h) The Registration Statement and Proxy Statement (with respect to the Company and its Subsidiaries) comply as to form in all material respects with the applicable provisions of the Securities Act and Exchange Act, as the case may be (except that no opinion is expressed herein with respect to the finan-cial statements and the notes thereto, the financial statement schedules and the other financial, statistical and accounting data included in the Registration Statement).

            (i)   Except for the persons listed on the attached
Schedule (i), to my knowledge, no person, for purposes of Rule
145 under the Securities Act, is an affiliate of the Company.

            In addition, I have participated in conferences with directors, officers and other representatives of the Company, Parent and Newco, and representatives of the independent public accountants for the Company, Parent and Newco, at which confer-ences the contents of the Registration Statement and Proxy Statement and related matters were discussed, and, although I have not independently verified and am not passing upon and assume no responsibility for the accuracy, completeness or fairness of the statements contained in the Registration State-ment or Proxy Statement, on basis of the foregoing (relying as to materiality to a large extent upon the opinions of the officers and other representatives of the Company) no facts have come to my attention which lead me to believe that the portions of the Registration Statement or Proxy Statement with respect to the Company and its Subsidiaries, in the case of the Registration Statement, on the effective date of the Registra-tion Statement or at the Effective Time and, in the case of the Proxy Statement, at the date the Proxy Statement was first mailed to shareholders, at the time of the Special Meeting or at the Effective Time, contained an untrue statement of a mate-rial fact or omitted to state a material fact required to be stated therein or necessary to make the statements contained therein not misleading (it being understood that I express no view with respect to the financial statements and related notes, the financial statement schedules and the other finan-cial, statistical and accounting data included or incorporated in the Registration Statement or the Prospectus).

                                                            EXHIBIT E


             [Form of Tax Opinion of Cahill Gordon & Reindel]


            We have acted as counsel to General Signal Corpora-tion, a New York corporation ("Parent"), in connection with the planned merger (the "Merger") of General Signal Acquisition Corporation, a Delaware corporation ("Newco"), with and into Data Switch Corporation, a Delaware corporation (the "Com-pany"), pursuant to the Agreement and Plan of Merger by and among Parent, Newco and the Company dated as of May 8, 1995 (the "Merger Agreement"). Any capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Merger Agreement or, if not defined therein, in the Joint Proxy Statement/Prospectus (the "Proxy Statement") that is included in the Registration Statement on Form S-4 (the "Registration
Statement", Registration No. 33-   ) covering the registration
of Parent Common Stock under the Securities Act of 1933, as amended (the "Act"), as filed by Parent with the Securities and
Exchange Commission (the "SEC") on [       ], 1995.

            For purposes of this opinion we have relied, with your consent, upon the accuracy and completeness of the state-ments and representations contained in (i) the Officer's Cer-tificate of each of Parent and the Company, (ii) the Merger Agreement, and (iii) the Proxy Statement, which statements and representations we have not verified. We have also assumed that the Merger will be consummated in accordance with the Merger Agreement and as described in the Proxy Statement.

             Based upon and subject to the foregoing we are of the opinion that, for federal income tax purposes:

            1. The Merger will be treated as a reorganiza-tion within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the
      "Code").

            2. Each of Parent, Newco and the Company will be a party to such reorganization within the meaning of Section 368(b) of the Code.

            3. No gain or loss will be recognized by the stockholders of the Company on the exchange of their shares of Company Common Stock for shares of Parent
      Common Stock.

            4.    The basis of the shares of Parent Common
      Stock to be received by the shareholders of the

      Company (including any fractional share interest to which they may be entitled) will be the same as the basis of the shares of Company Common Stock surren-dered in exchange therefor.

            5. The holding period of the shares of Parent Common Stock to be received by the shareholders of the Company in the exchange (including any fractional share interest to which they may be entitled) will include the holding period of the shares of Company Common Stock to be surrendered in exchange therefor, provided the shares of Company Common Stock are held as capital assets in the hands of the shareholders of the Company at the Effective Time.

            6. Cash received by a shareholder of the Com-pany in lieu of a fractional share of Parent Common Stock will be treated as if the fractional share were distributed as part of the exchange and then redeemed by Parent, with the cash being received in full pay-ment for the fractional share.

            This opinion letter is intended only for the use of Parent and the Company in connection with the transactions con-templated in the Merger Agreement. This opinion may not be relied upon by Parent or the Company for any other purpose and it may not be relied on by any other person for any purpose, in each case without our prior written consent.

            We hereby consent to the filing of this opinion with the SEC as an exhibit to the Registration Statement. In giving the foregoing consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations thereunder.

                                          Very truly yours,

                                                            EXHIBIT F


               [Form of Opinion of Cahill Gordon & Reindel]


            Capitalized terms, unless otherwise defined herein, shall have the meanings ascribed to them in the Merger Agree-ment to which this Exhibit F is attached (the "Merger
Agreement").

            1. Parent is a corporation duly organized and val-idly existing under the laws of the State of New York. Newco is a corporation duly organized and validly existing under the laws of the State of Delaware.

            2. Each of Parent and Newco has full corporate power and authority to execute and deliver the Merger Agreement and to consummate the transactions contemplated thereby. The execution and delivery of the Merger Agreement and the consum-mation of the transactions contemplated thereby have been duly and validly authorized and approved by the Boards of Directors of Parent and Newco and, with respect to Newco, by Parent as sole stockholder of Newco, and no other corporate proceedings on the part of Parent or Newco are necessary to authorize the Merger Agreement or the consummation of the transactions con-templated thereby. The Merger Agreement has been duly and val-idly executed and delivered by each of Parent and Newco and, assuming the Merger Agreement constitutes a legal, valid and binding agreement of the Company, constitutes a legal, valid and binding agreement of each of Parent and Newco, enforceable against each of them in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reor-ganization, moratorium and similar laws affecting creditors' rights and remedies generally and subject, as to enforceabil-ity, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regard-less of whether enforcement is sought in a proceeding at law or in equity).

            3. No filing or registration with, or authoriza-tion, consent or approval of, any governmental entity is required by Parent or Newco in connection with the execution and delivery of the Merger Agreement or the consummation of the Merger and the other transactions contemplated thereby, other than those which have already been made and those other fil-ings, registrations, authorizations, consents or approvals the failure of which to be obtained or made would not, individually or in the aggregate, have a material adverse effect on the business, operations, assets, condition (financial or otherwise) or results of operations of Parent and its Subsid-iaries taken as a whole, materially impair or preclude the ability of Parent or Newco to perform their respective obliga-tions under the Merger Agreement or prevent the consummation of any of the transactions contemplated thereby.

            4. The execution and delivery of the Merger Agree-ment and the consummation of the transactions contemplated thereby will not (i) violate any provision of the Certificate of Incorporation or By-Laws of either Parent or Newco, (ii) to the best of our knowledge, violate any statute, rule, regula-tion, order or decree of any public body or authority by which Parent, Newco or any of their properties is bound, or (iii) to the best of our knowledge, result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default under, any license, franchise, permit, inden-ture, agreement or other instrument to which Parent or Newco is a party or by which Parent, Newco or any of their properties is bound, excluding from the foregoing clauses (ii) and (iii) vio-lations, breaches or defaults which, either individually or in the aggregate, would not materially impair or preclude Newco's ability to consummate the transactions contemplated by the Merger Agreement or for which Parent or Newco have received appropriate consents or waivers.

            5. The Parent Common Stock issuable in exchange for the shares of Company Common Stock has been duly authorized, and, upon issuance as contemplated by the Merger Agreement, will be validly issued, fully paid and nonassessable, and will not be issued in violation of any preemptive rights of any shareholders of Parent.

            6. The Registration Statement and Proxy Statement (with respect to Parent and Newco) comply as to form in all material respects with the applicable provisions of the Securi-ties Act and Exchange Act, as the case may be (except that no opinion is expressed herein with respect to the financial statements and the notes thereto, the financial statement schedules and the other financial, statistical and accounting data included in the Registration Statement).

            In addition, we have participated in conferences, in person or by telephone, with officers and other representatives of Parent and Newco, representatives of the independent public accountants for Parent and Newco and officers and other repre-sentatives of the Company, at which the contents of the Regis-tration Statement and Proxy Statement and related matters were discussed, and although we are not passing upon and do not assume responsibility for the accuracy, completeness or fair-ness of the statements contained in the Registration Statement or Proxy Statement, on the basis of the foregoing (relying as to materiality to a large extent upon the opinions of officers and other representatives of Parent and Newco), no facts have come to our attention which would lead us to believe that the portions of the Registration Statement or Proxy Statement with respect to Parent or Newco, in the case of the Registration Statement, on the effective date of the Registration Statement or at the Effective Time and, in the case of the Proxy State-ment, at the date the Proxy Statement was first mailed to shareholders, at the time of the Special Meeting or at the Effective Time contained an untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein in light of the circumstances in which they were made not misleading
(except that we make no statement as to the financial state-ments, related schedules or statistical information of a finan-cial nature contained or incorporated therein).

                                                                  EXHIBIT G


                          DATA SWITCH CORPORATION

                           OFFICER'S CERTIFICATE


            In connection with the merger (the "Merger") of Data Switch Corporation, a Delaware corporation (the "Company"), with General Signal Acquisition Corporation, a Delaware corpo-ration ("Newco") that is a direct wholly-owned subsidiary of General Signal Corporation, a New York corporation ("Parent"), pursuant to the Agreement and Plan of Merger by and among Par-ent, Newco and the Company dated as of May 8, 1995 (the "Merger Agreement"; capitalized terms, unless otherwise defined herein, shall have the meanings ascribed to them in the Merger Agree-ment to which this Exhibit G is attached), the undersigned officer of the Company hereby represents on behalf of the Com-pany that to the best knowledge and belief of such officer, after due inquiry and investigation, the facts relating to the Merger, as such facts are described in the Proxy Statement/Prospectus of the Company and Parent filed with the
Securities and Exchange Commission (the "Commission") on [   ],
1995, are, insofar as such facts pertain to the Company, true, correct, and complete in all material respects in accordance with applicable rules of the Commission.

            The undersigned further represents on behalf of the Company that to the best knowledge and belief of such officer, after due inquiry and investigation, the following:

      1.    The fair market value of the shares of Parent
            Common Stock and cash in lieu of fractional shares received by each Company shareholder will be approximately equal to the fair mar-ket value of the shares of Company Common
            Stock surrendered in the exchange, as deter-mined in arm's length bargaining between Par-ent and the Company.

      2. The Company Purchase Rights associated with the shares of Company Common Stock are con-tingent stock purchase rights that enable the holder to purchase stock of the Company in certain instances at very favorable prices.
            At the Effective Time, the Company Purchase
            Rights remain attached to the shares of

            Company Common Stock, may not be separately traded, and remain contingent, nonexercisable and subject to redemption.

      3. There is no plan or intention by the share-holders of the Company who own five percent or more of the shares of Company Common Stock as of the date of the Merger, and to the best knowledge of the management of the Company, there is no plan or intention on the part of the remaining shareholders of the Company to sell, exchange, or otherwise dispose of a number of shares of Parent Common Stock received in the Merger that would reduce the Company shareholders' ownership of shares of Parent Common Stock to a number of shares of Parent Common Stock having a value, as of the date of the Merger, of less than 50% of the value of all of the formerly outstanding shares of Company Common Stock as of the same date. For purposes of this representation,
            (i) shares of Company Common Stock exchanged for cash or other property, surrendered by dissenters, or exchanged for cash in lieu of fractional shares of Parent Common Stock will be treated as outstanding shares of Company
            Common Stock on the date of the Merger and
            (ii) shares of Company Common Stock and
            shares of Parent Common Stock held by Company shareholders and otherwise sold, redeemed, or disposed of prior (after the date hereof) or subsequent to the Merger will be considered in making this representation.

      4. The payment of cash in lieu of fractional shares of Parent Common Stock is solely for the purpose of avoiding the expense and inconvenience to Parent of issuing fractional shares and does not represent separately bargained-for consideration. The total cash consideration that will be paid in the trans-action to the Company shareholders instead of issuing fractional shares of Parent Common
            Stock will not exceed one percent of the total consideration that will be issued in the transaction to the Company shareholders in exchange for their shares of Company

            Common Stock. The fractional share interests of each Company shareholder will be aggre-gated, and no Company shareholder will receive cash in an amount equal to or greater than the value of one full share of Parent
            Common Stock.

      5. Following the Merger, the Company will hold at least 90 percent of the fair market value of its net assets and at least 70 percent of the fair market value of its gross assets held immediately prior to the Merger. For purposes of this representation, amounts paid by the Company to dissenters, amounts paid by the Company to shareholders who receive cash or other property, amounts used by the Com-pany to pay reorganization expenses, and all redemptions and distributions (except for regular, normal dividends) made by the Com-pany will be included as assets of the Com-pany immediately prior to the Merger.

      6. The Company and the shareholders of the Com-pany will pay their respective expenses, if any, incurred in connection with the Merger.
            Further, no liabilities of the Company's shareholders will be assumed by Parent, nor will any of the Company Common Stock be sub-ject to any liabilities.

      7.    There is no intercorporate indebtedness
            existing between Parent and the Company or between Newco and the Company that was issued, acquired, or will be settled at a discount.

      8. In the Merger, shares of Company Common Stock representing control of the Company will be exchanged solely for voting stock of Parent.
            For purposes of this representation: (i) any shares of Company Common Stock exchanged for cash or other property originating with Par-ent or a direct or indirect Subsidiary of Parent will be treated as outstanding Company
            Common Stock on the date of the Merger; and
            (ii) control means the direct ownership of stock in the Company possessing at least 80% of the total combined voting power of all classes of capital stock entitled to vote and at least 80% of the total number of shares of each other class of capital stock of the Company.

      9. At the time of the Merger, the Company will not have outstanding any warrants, options, convertible securities, or any other type of right pursuant to which any person could acquire stock in the Company that, if exer-cised or converted would affect Parent's acquisition or retention of control of the Company. For purposes of this representa-tion, control means the direct ownership of stock in the Company possessing at least 80% of the total combined voting power of all classes of capital stock entitled to vote and at least 80% of the total number of shares of each other class of capital stock of the Company.

      10. The Company has no plan or intention to issue additional shares of Company Common Stock that would result in Parent losing control of the Company. For purposes of this represen-tation, control means the direct ownership of stock in the Company possessing at least 80% of the total combined voting power of all classes of capital stock entitled to vote and at least 80% of the total number of shares of each other class of capital stock of the Company.

      11. None of the Parent Common Stock received by any shareholder-employees of the Company will be separate consideration for, or allocable to, past or future services. None of the compensation paid by the Company to any shareholder-employee of the Company was sepa-rate consideration for, or intended to be allocable to, such shareholder-employee's shares of the Company Common Stock surren-dered in the Merger, and the compensation paid to such shareholder-employee will be commensurate with amounts paid to third parties bargaining at arm's length for simi-lar services.

      12. The Company is not an investment company as defined in Section 368(a)(2)(F)(iii) and (iv) of the Internal Revenue Code of 1986, as amended (the "Code").

      13. On the date of the Merger, the fair market value of the assets of the Company will exceed the sum of its liabilities, plus the amount of liabilities, if any, to which the assets are subject.

      14. The Company is not under the jurisdiction of a court in a "title 11 or similar case" within the meaning of Section 368(a)(3)(A) of the Code.

      15. The Merger Agreement, its Exhibits and Sched-ules, and the other documents referenced in the Merger Agreement, its Exhibits or its Schedules represent the full and complete agreement among Parent, Newco and the Company regarding the Merger, and there are no other written or oral agreements regarding the Merger.


            IN WITNESS WHEREOF, I have, on behalf of the Company,
signed this Certificate as of [     ] [ ], 1995.


                                          DATA SWITCH CORPORATION


                                          By:
                                              Name:
                                              Title: